Exhibit 1.1
Annual Information Form for the fiscal year ended February 28, 2009

RESEARCH IN MOTION LIMITED
295 Phillip Street
Waterloo, Ontario
N2L 3W8

Annual Information Form
For the fiscal year ended
February 28, 2009

DATE: April 7, 2009

TABLE OF CONTENTS

CORPORATE STRUCTURE	5

The Company	5
Intercorporate Relationships	5

GENERAL DEVELOPMENT OF THE BUSINESS	5

NARRATIVE DESCRIPTION OF THE BUSINESS	7

Overview	7
Industry Background	9
Success Factors	11
Strategy	14
Products and Services	16
Third Party Software Developers	20
Industry Associations	21
Sales, Marketing and Distribution	22
Customers	22
Competition	23
Product Design, Engineering and Research & Development	24
Intellectual Property	26
Production	27
Regulatory Matters	27
Environmental Regulations and Costs	28
Employees	28
Facilities	29
Legal Proceedings and Regulatory Actions	30
Risk Factors	40

DIVIDEND POLICY	60

DESCRIPTION OF SHARE CAPITAL	61

Common Shares	61
Class A Common Shares	61
Preferred Shares	62

MARKET FOR SECURITIES OF THE COMPANY	62

DIRECTORS AND OFFICERS	62

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	67

TRANSFER AGENTS AND REGISTRARS	68

MATERIAL CONTRACTS	68

INTERESTS OF EXPERTS	68

ADDITIONAL INFORMATION & DOCUMENTS INCORPORATED BY REFERENCE	68

GLOSSARY	70

APPENDIX A	A-1

CHARTER OF THE AUDIT COMMITTEE	A-1

1. AUTHORITY	A-1

2. PURPOSE OF THE COMMITTEE	A-1

3. COMPOSITION OF THE COMMITTEE	A-1

4. MEETINGS OF THE COMMITTEE	A-2

5. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE	A-3

6. FUNDING	A-8

7. DISCLOSURE AND REVIEW OF CHARTER	A-8

ANNUAL INFORMATION FORM
CERTAIN INTERPRETATION MATTERS
Unless the context otherwise requires, all references to the “Company” or “RIM” include Research In Motion Limited and its predecessors. Certain terms have the meanings specified in the Glossary. All dollar references, unless otherwise noted, are in United States dollars.
BlackBerry®, RIM®, Research In Motion®, SureType® and related trademarks, names and logos are the property of Research In Motion Limited and are registered and/or used in the U.S. and countries around the world. All other trademarks are the property of their respective owners.
Special Note Regarding Forward-Looking Statements
This Annual Information Form (“AIF”) contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws, including statements relating to:
•	business trends;

•	the company’s expectations with respect to the demand for wireless devices and services;

•	the Company’s expectations with respect to factors influencing the commercial success in the wireless solutions and services market;

•	competition and changes in the competitive landscape;

•	the Company’s management and protection of intellectual property and other proprietary rights;

•	the Company’s expectations regarding foreign sales;

•	potential legal proceedings and the Company’s liability under current legal proceedings; and

•	the Company’s dividend policy and sufficiency of its financial resources.
The words “expect”, “anticipate”, “estimate”, “may”, “will”, “should”, “intend”, “believe”, “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on estimates and assumptions made by RIM in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that RIM believes are appropriate in the circumstances. Many factors could cause RIM’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors, which are discussed in greater detail in the “Risk Factors” section of this AIF.
•	third-party claims for infringement of intellectual property rights by RIM and the outcome of any litigation with respect thereto;

•	RIM’s ability to successfully obtain patent or other proprietary or statutory protection for its technologies and products;

•	RIM’s ability to obtain rights to use software or components supplied by third parties;

•	reduced spending by customers due to the uncertainty of economic and geopolitical conditions;

•	RIM’s ability to enhance current products and develop new products;

•	RIM’s ability to establish new, and to build on existing, relationships with its network carrier partners and distributors;

•	RIM’s dependence on its carrier partners to grow its BlackBerry subscriber account base;

•	RIM’s dependence on a limited number of significant customers;

•	the efficient and uninterrupted operation of RIM’s network operations center and the networks of its carrier partners;

•	the occurrence or perception of a breach of RIM’s security measures, or an inappropriate disclosure of confidential or personal information;

•	RIM’s ability to manage production facilities and its reliance on third-party manufacturers for certain products;

•	RIM’s reliance on its suppliers for functional components and the risk that suppliers will not be able to supply components on a timely basis or in sufficient quantities;

•	the continued quality and reliability of RIM’s products and services;

•	risks associated with RIM’s expanding foreign operations;

•	restrictions on import and use of RIM’s products in certain countries due to encryption of the products and services;

•	foreign exchange risks;

•	effective management of growth and ongoing development of RIM’s service and support operations;

•	risks associated with acquisitions, investments and other business initiatives;

•	intense competition within RIM’s industry, including the possibility that strategic transactions by RIM’s competitors or carrier partners could weaken RIM’s competitive position or that RIM may be required to reduce its prices to compete effectively;

•	dependence on key personnel and RIM’s ability to attract and retain key personnel;

•	reliance on third-party network infrastructure developers and software platform vendors;

•	changes in interest rates affecting RIM’s investment portfolio and the creditworthiness of its investment portfolio;

•	government regulation of wireless spectrum and radio frequencies;

•	continued use and expansion of the Internet;

•	regulation, certification and health risks, and risks relating to the misuse of RIM’s products;

•	tax liabilities, resulting from changes in tax laws or otherwise, associated with RIM’s worldwide operations;

•	difficulties in forecasting RIM’s quarterly financial results and the growth of its subscriber base; and

•	risks related to RIM’s historical stock option granting practices.
These factors should be considered carefully, and readers should not place undue reliance on RIM’s forward-looking statements. RIM has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CORPORATE STRUCTURE
The Company
The Company was incorporated under the Business Corporations Act (Ontario) (“OBCA”) on March 7, 1984 and commenced operations at that time. The Company has amalgamated with several of its wholly-owned subsidiaries, the last amalgamation occurring on February 24, 2003 through the filing of articles of amalgamation under the OBCA on February 24, 2003. RIM’s registered and principal business office is 295 Phillip Street, Waterloo, Ontario, N2L 3W8, telephone: (519) 888-7465, fax: (519) 888-6906.
Intercorporate Relationships
The Company has three material subsidiaries. All are wholly owned, directly or indirectly, by RIM.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Research In Motion Corporation	Delaware, U.S.A.
Research In Motion UK Limited	England and Wales
RIM Finance, LLC	Delaware, U.S.A.
GENERAL DEVELOPMENT OF THE BUSINESS
RIM is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, RIM provides platforms and solutions for seamless access to time-sensitive information including email, phone, short message service (“SMS”), internet and intranet-based applications. RIM technology also enables a broad array of third party developers and manufacturers to enhance their products and services with wireless connectivity to data.
RIM’s portfolio of award-winning products, services and embedded technologies are used by thousands of organizations around the world and include the BlackBerry® wireless solution, the RIM Wireless Handheld™ product line, software development tools and software.
Product and business developments which have influenced the general development of the Company’s business over the last three fiscal years have been as follows:
Fiscal 2009
•	The BlackBerry subscriber base increased to approximately 25 million users from over 14 million in the previous fiscal year;

•	Launched a number of new devices including the BlackBerry® Bold™ 9000, BlackBerry® Storm™ 9500 and 9530, BlackBerry® Pearl Flip™ 8220 and 8230, and the BlackBerry® Curve™ 8350i and 8900;

•	Introduced new user interface coupled with some of the highest quality screens in the industry, an improved browsing experience and intuitive controls;

•	Added over 125 new carrier and distribution channel relationships for a total of over 475 carriers and distribution channels in over 160 countries;

•	Announced BlackBerry App World™ for easy purchase and downloading of BlackBerry compatible applications; and

•	Trial MVS programs at major customers were converted into production deployments.
Fiscal 2008
•	The BlackBerry subscriber base increased to over 14 million users from approximately 8 million the previous year;

•	Launched a number of new devices, including the BlackBerry® Curve™ 8300 series (BlackBerry® Curve™ 8310, BlackBerry® Curve™ 8320 and BlackBerry® Curve™ 8330), additional BlackBerry® 8800 series (BlackBerry® 8820, BlackBerry® 8830 World Edition™) and additional BlackBerry® Pearl™ 8100 series (BlackBerry® Pearl™ 8110, BlackBerry® Pearl™ 8120, BlackBerry® Pearl™ 8130);

•	Added over 80 new carrier and distribution channel relationships for a total of over 350 carriers and distribution channels in 135 countries;

•	Launched BlackBerry® Connect™ service on five new devices with more than 20 carrier partners worldwide;

•	Launched BlackBerry® Professional software for small and medium sized businesses and BlackBerry® Unite!™ for the home computer;

•	Launched BlackBerry® Enterprise Server™ enhancements for v4.1.5;

•	Launched the first devices (BlackBerry 8820, 8320 and 8120) with Wi-Fi®; and

•	Attained Common Criteria EAL 2+ certification for BlackBerry Enterprise Server 4.1.3 and BlackBerry® Wireless Handheld™ Software 4.1.0.
Fiscal 2007
•	The BlackBerry subscriber base increased to approximately 8 million users from approximately 4.9 million the previous year;

•	Launched a number of new devices including the BlackBerry Pearl with camera and multimedia capabilities, the BlackBerry 8800 with built-in GPS and the BlackBerry® 8703e™;

•	Added 100 new carrier relationships for a total of over 270 carriers in 110 countries;

•	Launched BlackBerry® Enterprise Server Express™ for small and medium-sized businesses and BlackBerry Enterprise Server for MDS Applications and announced Hosted BlackBerry Enterprise Server;

•	Launched BlackBerry Connect service on 50 new devices with 80 carrier partners worldwide;

•	Acquired Ascendent Systems, to enable PBX integration in instant messaging and unified communications platforms which allows RIM to offer an increasingly differentiated wireless offering;

•	Acquired SlipStream Data Inc., to significantly increase the speed of on-device internet browsing, email and attachment downloads as well as improve overall battery life and bandwidth efficiency of BlackBerry smartphones;

•	Expanded global relationship with Yahoo! And Launched Yahoo! Go for Mobile 2.0; and

•	Announced enhancement to the BlackBerry® Smart Card Reader™ to enable controlled access to personal computers (“PCs”).
NARRATIVE DESCRIPTION OF THE BUSINESS
Overview
RIM is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, RIM provides platforms and solutions for seamless access to time-sensitive information including email, phone, SMS messaging, Internet and intranet-based applications. RIM technology also enables a broad array of third party developers and manufacturers to enhance their products and services with wireless connectivity to data.
RIM’s portfolio of award-winning products, services and embedded technologies are used by thousands of organizations around the world and include the BlackBerry wireless solution, the RIM Wireless Handheld product line, software development tools, software and hardware. Founded in 1984 and based in Waterloo, Ontario, RIM operates offices in North America, Europe and Asia Pacific. RIM common shares are listed on the Nasdaq Global Select (NASDAQ: RIMM) and the Toronto Stock Exchange (TSX: RIM).
RIM’s primary revenue stream is generated by the BlackBerry wireless solution. The BlackBerry wireless solution is comprised of BlackBerry smartphones, software, and services. It can provide users with a wireless extension of their work and personal email accounts, including Microsoft Outlook®, IBM® Lotus Notes®, Novell® GroupWise® and many ISP email services. When incorporating BlackBerry Enterprise Server, the BlackBerry wireless solution allows Microsoft® Exchange, IBM Lotus® Domino® and Novell GroupWise users to send and receive corporate email and instant messages securely. The BlackBerry wireless solution also enables the use of data functions such as calendar, address book, task and memo lists, and other functions associated with personal organizers. The BlackBerry® Mobile Data System (BlackBerry MDS), allows users to securely access data from enterprise applications and the internet. The BlackBerry® Mobile Voice System (BlackBerry MVS) allows organizations to converge office desk phones and BlackBerry smartphones, so users can access standard enterprise voice features whether at their desks or on the go. BlackBerry® Internet Service allows the integration of up to 10 supported email accounts on the same BlackBerry smartphone. Both BlackBerry Enterprise Server and BlackBerry Internet Service allow Internet browsing and full phone functionality on the user’s device. In addition, BlackBerry smartphones offer a range of multimedia capabilities. The BlackBerry wireless solution service is provided through a combination of RIM’s Network Operations Center and the wireless networks of RIM’s carrier partners.

RIM currently markets various models of its smartphones, including BlackBerry Storm Series, BlackBerry Bold, BlackBerry Curve Series, BlackBerry Pearl Flip Series, BlackBerry Pearl Series, BlackBerry 8800 Series, and BlackBerry 8700 Series. These products have been designed to accommodate the technical requirements of one of the HSPA, HSDPA, GSM®/GPRS/EDGE, CDMA/1xRTT/Ev-Do, UMTS or iDEN® protocols. Additionally, RIM supports older model BlackBerry smartphones on the GPRS, Mobitex and DataTAC networks.
In fiscal 2009, RIM announced the BlackBerry® App World™ storefront to offer BlackBerry smartphone users a wide variety of quality applications to further expand their user experience. This official BlackBerry branded application store will offer a wide variety of enjoyable and productivity enhancing applications to meet the needs of a wide variety of BlackBerry smartphone users.
RIM’s sales and marketing efforts include collaboration with strategic partners and distribution channels to promote the sale of its products and services, as well as its own supporting sales and marketing teams.
RIM also offers the BlackBerry Connect Licensing Program. This licensing program brings the advantage of BlackBerry push technology to a variety of devices from leading manufacturers. Users can enjoy all the features and functionality of their preferred device together with the added benefits of BlackBerry wireless services.
RIM believes that the demand for wireless devices and services is being fuelled by several key global trends, including the following:
•	commercial availability of high-speed wireless networks which allows for the delivery of both voice and data communications to a single wireless device;

•	emergence of mobile access to corporate intranets and enterprise applications as a competitive necessity;

•	broad acceptance of email as a reliable, secure, and indispensable means of communication;

•	the growth of instant messaging as a business and personal communications tool;

•	recognition by corporations of the productivity gains achieved through the wireless enablement of enterprise data applications beyond email;

•	growing popularity of portable information devices;

•	availability of smaller, lighter, and cheaper converged wireless devices, offering both voice and data capabilities;

•	introduction of lower data pricing models by wireless carriers;

•	proliferation of the internet;

•	growth in popularity of different consumer-focused applications such as social networking and instant messaging;

•	growing reliance on data applications for personal communications; and

•	the growing number of mobile workers around the world.
Participants in the wireless device and services market require significant technical expertise to meet the stringent demands of the market, which include the desire for devices to have a small size, reasonable battery life, connectivity, behind-the-firewall integration, security, extended functionality, multi-network support, global availability, and ease of use. Moreover, potential entrants must overcome other significant barriers to enter into the wireless marketplace. These include developing alliances with industry leading third parties (such as global wireless network service providers), securing specialized component suppliers, establishing adequate financial resources, and fostering relationships with software application developers.
Wireless devices and services are expected to play a significant role in the growing use of voice, internet, corporate intranet, instant messaging, email, and eCommerce applications. The integration and focus of expert teams from various engineering disciplines have allowed RIM to develop products that possess significant benefits including advanced security features, single email inbox, push technology, and the network efficiency characteristics of RIM’s two-way packet switched wireless solutions. In addition, BlackBerry products are flexible and support multiple network protocols. This scalability and adaptability allows RIM to develop close relationships with wireless carriers around the world, further enhancing the Company’s position as a leading wireless solution supplier.
Industry Background
The Wireless Communications Industry
The wireless communications industry involves the provisioning of wireless voice and data services using radio frequency technologies (“RF”) on a variety of competing wireless networks. These networks are typically comprised of a distinct voice layer upon which data transmission layers have been subsequently installed. The most widely deployed wireless voice and data networks include, but are not limited to, GSM/GPRS/EDGE, CDMA/1xRTT/Ev-Do and iDEN. It is important to note that the two primary international voice and data networks (GSM/GPRS/EDGE and CDMA/Ev-DO) continue to be upgraded to next generation technologies that offer greater speeds and increased abilities to support subscriber concentration in the same and new RF spectrums. The migration path for GSM/GPRS/EDGE includes the addition of UMTS technologies such as HSPA (which is made up of HSDPA and HSUPA). The path for CDMA/Ev-DO includes the addition of WCDMA technologies. The rollout of these newer technologies is already underway and commercially available in some markets.
In order to capitalize on the capabilities of the voice and data networks, handheld and handset vendors have released new converged devices to market and remain in pursuit of optimal form factors and features. These provide end users with a greater degree of choice and value from integrated voice and data capabilities on one convenient and user friendly device. Examples of these products include the BlackBerry 8800 Series, the BlackBerry 8300 Series, the BlackBerry 8100 Series, and the BlackBerry 9000 Series devices.

Wireless Communications Industry Markets and Segments
The wireless communications industry is comprised of three distinct markets that are organized based on who purchases the devices, services and software solutions. The consumer market is characterized by end users who purchase devices themselves for personal use, the prosumer market is characterized by end users who purchase devices for business and some personal use, and the enterprise market is where solutions are purchased predominantly by IT and line of business managers for deployment to employees.
Products designed for the enterprise market typically include a converged device that is deployed in conjunction with a behind-the-firewall messaging server. Products designed for the prosumer market are typically hosted by either the vendor or wireless carrier and range in their depth of features from email only, to email, PIM and other data services such as instant messaging. Consumer market offerings tend to be hosted by the individual user and carrier and may be chosen based on an affinity for a certain capability whether it be social networking, multimedia, SMS or other.
RIM believes that the following factors will influence commercial success in the wireless solutions and services market:
•	small size and light weight converged devices;

•	reasonable battery life;

•	intuitive interface and ease of use;

•	access to compelling applications;

•	integration with corporate PBX;

•	extensive geographic coverage;

•	competitive pricing;

•	flexible architecture;

•	end-to-end security;

•	trusted brand;

•	push-based outbound port architecture;

•	extensive customer care capabilities;

•	multi-network support;

•	connectivity to enterprise email and applications;

•	connectivity to personal messaging, social networking, multimedia and other applications; and

•	access to third party applications.
RIM believes that significant barriers to entry include the following:
•	proprietary technology, including hardware and software expertise and intellectual property rights;

•	existing strategic alliances and relationships;

•	access to components and established supplier relationships;

•	existing customer and channel relationships;

•	scarcity of highly qualified personnel;

•	significant development costs and time-to-market;

•	manufacturing expertise;

•	significant financial resources and capacity;

•	regulatory barriers such as Federal Communications Commission (“FCC”) approval and network certification; and

•	market and brand recognition of industry leaders.
Success Factors
Through development and integration of hardware, software and services, RIM provides end-to-end wireless solutions for seamless access to time-sensitive information including email, voice, instant messaging, SMS, social networking, internet and intranet-based applications. RIM’s integration and focus of research and development teams in radio frequency, hardware and software design, antenna design, circuit board design, integrated circuit design, power management, industrial design, and manufacturing engineering result in cost-effective solutions that offer small size, efficient battery usage, ease of use, robust security and a significant return on investment to customers.
RIM believes that the following characteristics give it a competitive advantage and differentiate its products and services:
•	“Always On, Always Connected”. The BlackBerry wireless solution uses a push-based architecture where the device is in constant connection with the network. BlackBerry users are provided with immediate message delivery, which has become the established industry benchmark.

•	Extended Functionality. Users increasingly require smartphones to be versatile, easy-to-use and provide a robust level of functionality in terms of configuration, features and customizable options. RIM has consistently developed products that balance end users’ demand for features with the demands of IT managers for security and manageability. RIM’s focus on business-grade solutions has won RIM a market-leading role for the enterprise market and a prominent position in the emerging prosumer and consumer market.

•	Pricing. The return on investment for the BlackBerry wireless solution provides customers with rapid payback for their purchase. The primary sources of benefits include personal productivity and team workflow enhancements. Additionally, the low bandwidth nature of the BlackBerry wireless solution allows carriers to offer service packages to their customers at favourable rates compared to conventional usage of session based networking over wireless networks. In addition, RIM continues to launch new IT administrator and end user feature sets designed to lower the cost of buying, deploying and managing the solution. The network efficiency of the BlackBerry solution may also lead to lower data roaming charges for customers.

•	Strength of the BlackBerry Brand and Market Awareness. BlackBerry is recognized as a premier smartphone brand, presenting a barrier to entry for competitors attempting to offer a similar product. Additionally, the deployment of over 150,000 BlackBerry Enterprise Servers around the world makes it more difficult for a new solution to gain a market foothold.

•	Support for Multiple Carriers, Geographies and Network Protocols. The BlackBerry solution offers choice and manageability for global customers. Through relationships with hundreds of leading wireless carriers and distribution partners around the world, RIM is able to offer customers their choice of carrier depending on their needs in a particular geography. In addition, BlackBerry smartphones support many network protocols including, GSM/GPRS/EDGE/UMTS, CDMA/1xRTT/Ev-Do, iDEN and Mobitex, offering customers the best choice of carriers and network technologies for their particular region without changing the underlying BlackBerry infrastructure. RIM will continue to launch new products for next generation networks as the deployment scale and the economies around these networks are established.

•	Support for Third Party Devices. Through its BlackBerry licensing programs, RIM provides a choice of devices for use with the BlackBerry architecture. Through licensing relationships with partners such as Asus, HTC, Motorola, Nokia, Palm, and Sony Ericsson, customers are able to use handsets and handhelds developed by third party OEMs to access the BlackBerry wireless solution.

•	Intellectual Property Rights. RIM has sought to protect the technology that it has developed through a combination of patent, copyright and trade secret protection as well as through contractual arrangements.

•	Extensibility and Flexible Architecture. RIM has designed its device and server platform architecture to support open standards to make it attractive for other software developers to create custom applications for BlackBerry smartphones. The BlackBerry Independent Software (ISV) Alliance program is a well established and comprehensive program aimed at providing the resources, support and tools, software developers need to develop and sell innovative, market-driven applications for BlackBerry users. The program has over one thousand developers participating and has produced thousands of applications for both enterprise and individuals that continue to benefit customers. In addition, RIM has added additional Application Programming Interfaces “APIs” to the BlackBerry® Java™ Development Environment (BlackBerry JDE) to enable the next wave in mobile application development. RIM believes its product architecture is more flexible and open than that used by many of its competitors. Through the Mobile Data System “MDS” feature of BlackBerry Enterprise Solution, customers can quickly and easily design wireless applications and/or provide access to existing corporate application data wirelessly for their employees. Additionally, BlackBerry® WebSignals™ will allow web developers to push APIs that will enable content providers to push relevant and timely information to BlackBerry smartphones based on a user’s preset preferences.

•	Support of a Vibrant Developer Community. RIM has built a large network of commercial and independent software developers. The Company provides developers with the opportunity for increased funding through its BlackBerry Partner Fund which it has introduced in conjunction with some outside funding sources. Additionally, new development environments and richer API’s facilitate more sophisticated and productive applications being written for the BlackBerry solution. An annual conference is also held to bring developers together for a series of keynotes, lectures and workshops. BlackBerry App World has been launched to give developers a storefront for their products.
•	Access to Key Corporate Data Stores. BlackBerry Enterprise Server provides corporations with the means to provide wireless access to all four main corporate data stores from a single integrated platform. The BlackBerry wireless platform is the only one that provides access to corporate email and PIM, corporate voice PBX and hybrid IP/PBX stores, real-time computing and corporate IM such as IBM SameTime and Microsoft Live Communications Server, and enterprise applications like SAP.
•	Security. The BlackBerry platform was designed as an end-to-end solution with comprehensive security specifically for enterprise access to email, PIM and other corporate information from a single wireless device. Through integration with Microsoft Exchange, Lotus Domino and Novell GroupWise, the BlackBerry wireless solution provides corporate users with secure wireless access to their own corporate email rather than having to establish an additional email account. RIM’s complete security solution includes; end-to-end data encryption for confidentiality, robust remote IT management, support for internet security standards for the enterprise, full application control, multiple user authentication schemes, secure boot ROM and signed API access and firewall integrity preservation. In addition to the security built into the BlackBerry enterprise solution, RIM has developed a BlackBerry Smart Card Reader which further enhances the device security for a wide range of government users. RIM’s solution has received several security validations across the globe, including Common Criteria EAL 2+ certification for BlackBerry Enterprise Server 4.1.3 and BlackBerry Wireless Handheld 4.1.0. This was the first Common Criteria certification to be awarded to a mobile solution. The BlackBerry wireless solution has recently also received a security certification for the BlackBerry Enterprise Solution from the Fraunhofer Institute SIT.
•	Manageability. Other features of the BlackBerry wireless solution include over-the-air distribution of applications, over-the-air calendar synchronization, over-the-air folder management, wireless synchronization of deletes, enhanced IT manageability and personal organizer features such as contacts, tasks and memos. RIM also provides a robust corporate applications platform that masks the complexities of wireless application development by providing an integrated framework using web-services and object oriented programming tools that provides preconfigured support for end-to-end security and multiple data transport methods.

•	BlackBerry Outbound Port Architecture. The BlackBerry wireless solution uses a secure infrastructure that does not require IT managers to compromise firewall security through the opening of an inbound firewall port. The BlackBerry network operations center offers a number of efficiency and security benefits to carriers and end-users. These benefits are outlined in detail in the section “Competition”.

•	Multiple Channels. RIM has launched products specifically tailored for the prosumer and consumer market to augment its original behind-the-firewall, server-based products for the corporate market. This increases the market touch points available to RIM where the Company has been focused on expanding its channel reach beyond carrier enterprise and retail and into third party retailers.
Strategy
Key components of RIM’s business strategy include:
•	Extend Technology Leadership. RIM is currently recognized as a leader in the wireless data communications industry for designing and developing the BlackBerry wireless solution. RIM intends to maintain its leadership by focusing on the further development of two-way wireless technologies and enabling applications, protecting its intellectual property and encouraging the adoption of its platform by wireless network service providers globally and their customers, and licensing components of the BlackBerry platform to key handset and service vendors.

•	Broaden Strategic Alliances and Relationships. RIM intends to continue to strengthen and develop its strategic alliances and relationships, and enter into similar relationships to affirm and enhance its competitive position as a primary wireless handheld and solutions provider to the mobile data communications industry. Areas of strategic alliances and relationships include, but are not limited to, enterprise and other software applications companies, global telecommunications carriers, OEM device and converged wireless communication device manufacturers, intranet applications and portal companies, internet social networking providers, microchip manufacturers and global systems integrators.

•	Promote and Enhance Development of Third Party Software. RIM will continue to enhance software development tools, provide technical support and accommodate external software developers to further promote the development of software applications for the BlackBerry platform.

•	Expand the Global Reach of the BlackBerry Platform. RIM plans to continue to foster relationships with key carriers, distributors and customers to expand the BlackBerry smartphones addressable market and provide customers with access to their corporate or personal data anywhere in the world.
•	Extend BlackBerry’s Reach into the Prosumer and Consumer Market. RIM has and will continue to undertake a number of initiatives aimed at expanding further into the prosumer and consumer market. These initiatives include partnerships with leading prosumer and consumer portal and applications companies such as Google™, Yahoo® and Facebook®, expanding channel distribution into retail, indirect and Value Added Reseller (VAR) channels, as well as launching devices with consumer friendly features.
•	Build Awareness of the BlackBerry Brand. The “Life On BlackBerry” advertising campaign creatively demonstrates how the BlackBerry wireless solution enables consumers to connect to the things they love in life such as family, career, friends and hobbies. Launched in May 2008, the campaign features media support on major television networks as well as online and print ads and is currently running in North America as well as select countries around the world.
•	Maintain Market Leadership and Expand Customer Base. RIM intends to maintain its position as a market leader by focusing its sales and marketing efforts on the continued use of strategic alliances and relationships to promote the sale of its products, as well as utilizing indirect sales and marketing teams. In addition, RIM intends to continue to grow its leadership through focusing on developing leading edge devices as well as enabling existing third-party enterprise and third party consumer applications.
•	Enhance and Expand the BlackBerry Wireless Solution. RIM believes that the functionality of the BlackBerry wireless solution can be further enhanced for corporate, prosumer and consumer markets. RIM will focus on improving and enhancing its service, designing new, compelling form factors for different market segments and enabling additional applications and features for the BlackBerry wireless solution either independently, through acquisitions or through partnerships.
•	Continue to Invest in Highly Qualified Personnel. RIM believes that the quality and skills of its senior management team and other personnel within the organization have been key factors in its progress to date. RIM intends to continue its recruiting strategies and operations in order to attract personnel to support its product development and growth strategies.

•	Pursue Licensing and Strategic Relationships with Industry Leaders. Through its BlackBerry Connect licensing program, RIM will continue to pursue arrangements with partners to allow third party devices to access the BlackBerry architecture in order to broaden the addressable market and offer greater choice to end-users.
•	Acquisition and Investment Strategy. RIM continues to evaluate and purchase companies and make investments in products that provide opportunities for growth or expansion. These may include but are not limited to companies or products related to software, wireless solutions, security, and applications, among others. The Company will also continue to purchase intellectual property (IP) in various forms and technologies when appropriate opportunities arise.
Products and Services
RIM’s primary revenue stream is generated by the BlackBerry wireless solution, comprised of wireless devices, software and service. BlackBerry service is provided through a combination of RIM’s NOC and the wireless networks of RIM’s carrier partners.
The Company’s revenue mix for fiscal years 2009 and 2008 is as follows:

Revenue (U.S. $000’s)	February 28, 2009		March 1, 2008

Devices	$9,089,736	82.1%	$4,768,610	79.4%
Service	1,402,560	12.7%	860,641	14.3%
Software	251,871	2.3%	234,388	3.9%
Other	321,019	2.9%	145,756	2.4%

	$11,065,186	100%	6,009,395	100%

Other revenue includes accessories, non-warranty repairs, non-recurring engineering development contracts (“NRE”) and gains and losses on revenue hedge contracts.
BlackBerry Smartphones
BlackBerry smartphones are communication tools that use wireless, push-based technology to deliver both business and consumer applications to mobile users. BlackBerry smartphones integrate email, voice, browser, calendar, tasks, and other applications and data to give users the features and functionality they need to be more productive and communicate with others.
BlackBerry smartphones are available from hundreds of carriers and indirect channels, through a range of distribution partners, and are designed to operate on a variety of carrier network types, including HSPA, HSDPA, GSM/GPRS/EDGE, CDMA/Ev-DO, iDEN, UMTS and Mobitex. In addition, certain BlackBerry smartphones offer GPS and Wi-Fi capabilities.

The following BlackBerry smartphones are currently available:
•	BlackBerry Storm Series — The first touch screen BlackBerry smartphone, the BlackBerry Storm features an innovative SurePress™ touch screen with portrait and landscape views. This smartphone also features cutting-edge multimedia capabilities including a 3.2 megapixel camera, 1-GB onboard memory, and a 3.25 inch, 65K-color screen. With HSPA network access along with the 528-MHz processor, the BlackBerry Storm smartphone is designed to allow access to both voice and data services at the same time anywhere in the world where there is a cellular signal.
•	BlackBerry Bold smartphone — The BlackBerry Bold smartphone includes features and capabilities that make it one of the most popular smartphones in the BlackBerry smartphone portfolio. This smartphone includes GPS and Wi-Fi connectivity, elegant design and a brilliant, high resolution screen. It also allows access to both voice and data services at the same time through HSDPA network support.
•	BlackBerry Curve Series — The most recent smartphone in the BlackBerry Curve Series lineup is the BlackBerry Curve 8900. The thinnest and lightest full-QWERTY BlackBerry smartphone available, it includes an expansive feature set that goes beyond any of its predecessors. New features include a 3.2 megapixel camera, a high-resolution screen and GPS and Wi-Fi support. Other versions of this popular smartphone include the BlackBerry Curve 8300, BlackBerry 8310, BlackBerry 8320 and BlackBerry 8330. All of these versions feature full QWERTY keyboards and maintain the same sleek shape, size and weight. All four offer email, web browser, text messaging (SMS and MMS), instant messaging, organizer applications, mapping and phone as well as a two-megapixel camera, enhanced multimedia and expandable memory. The BlackBerry Curve 8350i was also launched in 2008 and is the first in the BlackBerry Curve smartphone series to feature Push to Talk functionality allowing for direct voice communications.
•	The BlackBerry Pearl Flip Series — The BlackBerry Pearl Flip 8220 smartphone runs on the GSM/GPRS networks and features Wi-Fi support, while the BlackBerry Pearl Flip 8230 runs on the CDMA network and includes built-in GPS capabilities. Both of these smartphones offer a SureType® keyboard with large, easy-to-use keyboard buttons, have the flip form factor with two integrated displays to allow users to screen calls and messages using the external preview screen. In addition to the standard BlackBerry smartphone features like email, phone and internet service, the BlackBerry Pearl Flip smartphones also offer a range of multimedia features including a two-megapixel camera with video recording capabilities, expandable memory and a built-in media player.

•	The BlackBerry Pearl Series — Building on the success of the BlackBerry Pearl 8100 smartphone, RIM developed the BlackBerry Pearl Series of smartphones to service varying end user and network needs. Both the BlackBerry Pearl 8110 for GSM/GPRS and the BlackBerry Pearl 8130 for CDMA feature built-in GPS capabilities. The BlackBerry Pearl 8120 also runs on the GSM/GPRS network and allows users access to their email, the Internet and other data services using Wi-Fi networks. Continuing the precedent set by the BlackBerry Pearl 8100, all three smartphones have a SureType keyboard and are small, light and easy-to-use. In addition to email, phone and internet services, the newer members of the BlackBerry Pearl Series offers a compelling multimedia experience with an updated two-megapixel camera, an improved onboard media player, desktop media management software and an external microSD memory card port.
•	BlackBerry 8700 Series — Including BlackBerry 8700c, BlackBerry 8700g, BlackBerry 8707g, BlackBerry 8700r and BlackBerry 8703e, the BlackBerry 8700 Series features web browsing and attachment handling performance, a bright, auto-sensing screen, speakerphone, dedicated send/end phone buttons, Bluetooth support and an Intel Xscale® processor. In addition, the 8707g supports UMTS.
BlackBerry Enterprise Solution
•	BlackBerry Enterprise Server — BlackBerry Enterprise Server is robust software that acts as the centralized link between wireless smartphones, enterprise applications and wireless networks. The BlackBerry Enterprise Server integrates with enterprise messaging and collaboration systems to provide mobile users with access to email, enterprise instant messaging, and organizer tools. All data between applications and BlackBerry smartphones flows centrally through the BlackBerry Enterprise Server. It also provides advanced security features and offers administrative tools that simplify management and centralize control.
•	BlackBerry® Mobile Data System (BlackBerry MDS) — BlackBerry MDS is a flexible and open development framework for extending enterprise applications wirelessly to BlackBerry smartphone users. As it passes an application to a BlackBerry smartphone and then information to any back-end system, BlackBerry MDS leverages the internationally certified security features, seamless wireless connectivity, and enhanced manageability of the BlackBerry Enterprise Solution. With BlackBerry MDS, organizations can take advantage of a variety of features by choosing their preferred development method when creating wireless applications for BlackBerry smartphones. BlackBerry MDS components include BlackBerry MDS Developer Tools, BlackBerry Device Software, and BlackBerry MDS Services.
•	BlackBerry® Mobile Voice System (BlackBerry MVS) — BlackBerry Mobile Voice System allows organizations to converge office desk phones and BlackBerry smartphones, so users can access standard enterprise voice features whether at their desks or on the go. BlackBerry MVS is comprised of three components: BlackBerry® MVS Client, BlackBerry® MVS Services, and BlackBerry® MVS Server. It unifies fixed and mobile voice communications so users can be reached at a single business phone number and access enterprise voice features with an intuitive and integrated approach. BlackBerry MVS offers advanced security features and system management functionality, such as enabling organizations to route mobile calls through the PBX, automatically authenticating BlackBerry smartphone users and enabling their phone calls to be logged or recorded for corporate or regulatory requirements.
•	BlackBerry® Professional Software — BlackBerry Professional Software is a wireless messaging and collaboration solution for small and medium-sized businesses. It is designed to give organizations the features and security performance employees need, at a lower cost and with less complexity than a larger enterprise solution.
•	Hosted BlackBerry® services — Hosted BlackBerry services combine trusted BlackBerry® smartphone features, functionality, and advanced security capabilities in a package that is managed for end users. Hosted BlackBerry services are conveniently handled and supported by a BlackBerry certified partner from the BlackBerry® Alliance Program, giving small to medium-sized businesses the convenience they need.
Service
The Company generates revenues from BlackBerry service relating to monthly access billings charged to its carrier partners based on the BlackBerry subscriber account base. For the fiscal year ended February 28, 2009, RIM’s BlackBerry subscriber account base increased to approximately 25 million from approximately 14 million the previous fiscal year. The Company’s service revenue is generated by charging a monthly infrastructure access fee to a carrier or reseller, who in turn bills the end customer. Additionally, the low bandwidth nature of the BlackBerry wireless solution allows carriers to offer service packages to their customers at favourable rates compared to conventional usage of session based networking over wireless networks. This network efficiency in turn permits the carriers to deploy many more BlackBerry smartphones in a finite amount of spectrum reducing the amount of investment a carrier needs to spend on network expansion.
Software
An important part of the BlackBerry wireless solution is the software that is installed at the corporate server level, and in some cases on personal computers. Software revenues include fees from licensed BlackBerry Enterprise Server software and BlackBerry® Client Access Licenses (CALs), BlackBerry Solution Services and upgrades. Additional revenues come from BlackBerry Professional Software as well as from BlackBerry MVS. Consumer software offerings that are included in the hardware purchase and are supplied at purchase or downloaded from a carrier or RIM website.

BlackBerry Technical Support Services
BlackBerry Technical Support Services is a comprehensive suite of annual technical support and software maintenance programs. It is designed to meet the customer’s unique BlackBerry support needs by offering a single point of contact for BlackBerry wireless solution technical support directly from RIM. Support can be provided for all BlackBerry software regardless of where it was initially purchased. There are various support levels to satisfy different customers’ specific support needs for the BlackBerry wireless solution.
Non-Warranty Repairs
RIM generates revenue from its repair and maintenance program for BlackBerry smartphones that are returned to RIM by the carrier, the reseller, or the customer for repair after the expiration of the contractual warranty period.
Nonrecurring Engineering (NRE)
Occasionally RIM enters into engineering development contracts with certain customers to undertake the development of new or customized products for a fixed or variable fee. RIM also may earn NRE revenue from certain carriers for pre-launch activities. The NRE revenue is earned based upon the completion of specific contract milestones.
BlackBerry Licensing Program
The BlackBerry Connect Licensing Program brings the advantage of BlackBerry push technology to a variety of devices from leading manufacturers. Users can enjoy all the features and functionality of their preferred device together with the added benefits of BlackBerry wireless services. Through the BlackBerry Connect Licensing Program, users have a choice of familiar operating systems such as Palm OS®, Symbian OS®, or Microsoft® Windows Mobile®.
Third Party Software Developers
RIM provides a feature rich open standards based development platform which allows third party and enterprise developers to rapidly extend the reach of enterprise and individual applications to BlackBerry smartphones. RIM provides a developer with a robust choice of application options and familiar development environments. The architecture of the platform provides both a rich set of Application Program Interfaces (“API”) and services available on the BlackBerry smartphones and BlackBerry servers. Application development options include both standard Java2 Micro Edition (“J2ME”) thick client and rich Web applications. To assist the developer in creating applications and the enterprise administrator who will deploy and manage them, the BES/MDS feature set includes services such as application deployment and administration, security, data push capability, data compression and wireless network connectivity. These services greatly assist the developer in reducing the application development and deployment cycle time. A full suite of tools are available through a free download from the BlackBerry website to allow a developer to create, simulate, and debug applications on the BlackBerry platform utilizing a standard Windows based PC environment. RIM also provides extensive developer support and information through both the website and various support groups. The BlackBerry Alliance Program provides Business Development, Marketing and Technical Support to its members with the goal of building a strong ecosystem of companies delivering software and service solutions for the BlackBerry wireless solution.

BlackBerry App World provides end users of the BlackBerry wireless solution with a comprehensive electronic catalogue that aids in the discovery and download/purchase of applications built for BlackBerry smartphones right from their BlackBerry smartphone. Whether the customer uses their BlackBerry smartphone for personal or business reasons, they can use BlackBerry App World to personalize their BlackBerry experience by accessing the applications they desire including games, social networking, online shopping, personal productivity applications and much more. The BlackBerry App World client can be run on any BlackBerry smartphone with trackball or touch screen controls running BlackBerry Device Software 4.2.0 or higher.
For third party developers, BlackBerry App World provides an opportunity to reach millions of BlackBerry users. Combined with the robust BlackBerry platform, BlackBerry App World makes BlackBerry the preferred mobile application platform for developers. RIM has been working with its growing developer community to create a versatile catalog of applications aimed at meeting the needs of consumers and business customers.
On April 1, 2009, BlackBerry App World was made available to customers in the United States, United Kingdom and Canada with other markets to follow.
Industry Associations
RIM is an active participant in numerous industry associations and standards bodies including:
•	3G Americas

•	3rd Generation Partnership Project 2

•	AeA

•	Alliance for Telecommunications Industry Solutions (ATIS)

•	Australian Mobile Telecommunication Association

•	BITKOM

•	Bluetooth SIG

•	Canadian Manufacturers & Exporters

•	Canadian Chamber of Commerce

•	Canadian Wireless Telecom Association (CWTA)

•	CDMA Development Group

•	Cellular Telephony and Internet Association (CTIA)

•	Consumer Electronics Association

•	European Telecom Standards Institute

•	Digital Europe (formerly EICTA)

•	GSM Association

•	IEEE

•	Industry Forum (UK)

•	Information Technology Association of Canada

•	Information Technology Industry Council (USA)

•	Intellect (UK)

•	Intellectual Property Owner’s Association

•	International Telecommunication Union

•	Java Community Process

•	Open Mobile Alliance

•	Rechargeable Battery Recycling Corp (RBRC)

•	US Information Technology Office (USITO) (China)

•	Wi-Fi — Alliance

•	Wireless World Research Forum

•	World Wide Web Consortium
RIM’s involvement with these and other associations includes standards development, government advocacy, joint marketing, participation in conferences and trade shows, training, technology licensing by RIM and business development.
Sales, Marketing and Distribution
RIM markets and sells its BlackBerry wireless solution primarily through global wireless communications carriers (carrier partners), who distribute the solution to end users. RIM has a number of carrier-focused business units that support the sales and marketing efforts of RIM’s carrier partners through training, technical account management and sales and marketing support. RIM also markets and sells its BlackBerry wireless solution through third party distribution channels. As of February 28, 2009, RIM’s marketing, sales and business development, BlackBerry operations, customer support and technical support teams consisted of approximately 3,200 people.
Customers
RIM is dependent on an increasing number of significant global carrier partner customers with respect to the sales of its products both in terms of the numbers of devices sold and the aggregate value of its sales. While the Company sells its products and services to a variety of customers, one customer comprised 29% of trade receivables as at February 28, 2009 (at March 1, 2008 three customers comprised 19%, 14% and 10% of trade receivables). Additionally, three customers comprised 23%, 14% and 10% of the Company’s revenue in fiscal 2009 (at March 1, 2008 three customers comprised 21%, 15% and 12% of the Company’s revenue).
The primary direct customers for the BlackBerry wireless solution are wireless carriers. The Company sells GSM/GPRS/EDGE, CDMA/Ev-DO, UMTS/HSPA, HSDPA and iDEN devices and software to carriers, who in turn bundle devices and software with airtime and sell the complete solution to end customers. The Company also sells devices through indirect channels and these devices are resold by a third party with or without a service plan from our carrier partners. Software is licensed directly to end customers, although it is distributed by carriers, resellers and directly through RIM. The Company’s BES supports multiple networks and devices, so that BlackBerry service from multiple carriers can be deployed within a company using the same BES software.

In fiscal 2009, 63.0% of the Company’s revenues were derived from the United States, 8.0% were derived from Canada, 6.4% were derived from the United Kingdom and the remaining 22.6% were derived from other foreign jurisdictions.
Competition
The competitive environment for the wireless data communications industry is rapidly evolving and, to date, no technology has been exclusively or commercially adopted as the industry standard for wireless data communication. Accordingly, both the nature of competition and the scope of the business opportunities afforded by this market are currently uncertain. Strategic relationships in the wireless data communications industry are also evolving. Specific infrastructure manufacturers, network operators and other businesses within the industry may currently be customers of, suppliers to, strategic partners with, or investors in other businesses. The Company is currently working with a number of businesses, some of which are direct competitors with each other and others of which are current or potential competitors of RIM. It is unclear to what extent network infrastructure developers, enterprise software vendors, PC or PDA vendors, or key network operators will seek to provide integrated wireless solutions, including access devices developed internally or through captive suppliers.
In the wireless data communications access market, the Company is aware of a number of suppliers of access devices for public wireless data networks, including: Apple Inc.; Casio Inc.; Danger, Inc.; Telefonaktiebolaget LM Ericsson; Fujitsu Limited; HandEra, Inc.; General Dynamics Inc.; Hewlett-Packard Company; Hitachi America, Ltd.; Intermec Technologies Corporation; Kyocera Corp or Kyocera International Inc.; Microsoft Corporation; Mitsubishi Corporation; Motorola, Inc.; NEC Corp.; Nokia Corp.; Novatel Wireless, Inc.; NTT DoCoMo Inc.; Option NV, Palm, Inc.; Samsung Electronics Co., Ltd.; Sendo Ltd.; Sharp Corporation; Sierra Wireless Inc.; Sony Corporation; and Sony Ericsson Inc., among others. In addition, the Company may face competition from companies focused on providing middleware to facilitate end-to-end wireless messaging solutions. Companies in this category include IBM Corporation; Microsoft Corporation; Notify Technology Corporation; Openwave Systems Inc.; Seven Networks, Inc.; and Sybase, Inc., among others.
A variety of approaches are being pursued as diverse handset and handheld vendors attempt to provide mobile access to corporate data. These approaches include smartphones, PDA’s, wireless PDA’s, phone/PDA hybrids, converged voice and data devices, a variety of middleware offerings and other end-to-end integrated wireless solutions.
A key aspect of competitive differentiation among industry participants involves the inclusion of a sophisticated NOC in the system architecture. RIM pioneered the use of a sophisticated multi-node centralized architecture responsible for the routing of messages to and from devices. The key benefits of the NOC are message delivery reliability, network utilization efficiency and security. By isolating firewalls from the devices, NOCs avoid the need for numerous simultaneous inbound connections through the firewall which is a significant security consideration for many IT managers. Other benefits of NOCs include eliminating the opportunity for Denial of Service attacks against the firewall, protecting against bad packets reaching devices, and enhancing service quality by providing advanced compression and by acting as a buffer between the limited capacity of wireless networks and the massive capacity of the wired environment.

It is important to note that the cost of operating the NOC is often charged directly to carriers by the solution vendor as is the case with RIM. Carriers typically include the NOC fee within data plans at the same or lower prices than data plans provided for solutions without NOCs partly because of the superior network efficiency of NOC-based systems. As such, end users get a better performing solution with a significantly superior security model at the same or lower cost to products without NOCs.
Product Design, Engineering and Research & Development
The Company’s research and development strategy seeks to provide broad market applications for products derived from its technology base. As of February 28, 2009, RIM’s research and development team consisted of approximately 5,000 employees. Research and development expense in fiscal 2009 was $684.7 million, compared to $359.8 million in fiscal 2008.
Efficiencies in board layout and component integration utilizing the latest in High Density Interconnection (“HDI”), component packaging and attachment technology combined with proprietary software and firmware features allow RIM to customize its core proprietary hardware designs to address new applications, network protocols and transmission frequencies. RIM’s radio transceiver technology can be adapted to support multiple protocols in the wireless data communications market, supporting its position as a primary supplier of wireless and related hardware and software products.
RIM has developed its own radio code stack and launched a new device platform incorporating this radio code stack as well as utilizing the Marvell PXAxxx and Qualcomm processor families.
The development and support of RIM’s products require several key areas of expertise within RIM to be closely integrated. RIM has recruited and developed teams with expertise in these required areas and the Company believes that the integration and focus of these teams provides RIM with a significant competitive advantage. The following chart outlines several of these key areas of expertise together with their design and user benefits.

Key Area of Expertise	Design and User Benefits

RF Engineering	High performance radio — low cost, small size, efficient battery consumption, better coverage

Analog RF & Digital ASIC	Integration — low cost, small size

Audio	Improve audio quality in all environments through hardware and signal processing design. Excellent multi-media capability.

Display	High resolution bright displays with improved power characteristics

Key Area of Expertise	Design and User Benefits

Intelligent Antennas	Effective radiated power — better coverage and efficient battery consumption

Power Management	Low power requirements — efficient battery consumption

Firmware	Integration, customization — low cost, Small size, efficient battery consumption

Software Tools	Software development kits — more applications available

Testing Software	Fast and thorough test/debug — low cost, better quality, improved service/support

Product Design	Award winning products / outstanding customer experience through software and user interfaces
One of the significant competitive advantages of RIM’s radio design is that its proprietary technology can be extended through development efforts to other protocols and to emerging digital network standards.
The Company’s research and development efforts are focused primarily on the following areas:
•	developing core technology and platforms for next generation air interfaces and networks including evolution of 3G and 4G networks;

•	evolving the functionality, security and performance of its BlackBerry wireless solution and BlackBerry smartphones;

•	developing new devices for current and emerging wireless network technologies and market segments;

•	building device software including compilers, Java Virtual Machine, radio code, and BlackBerry applications;

•	developing server and desktop software for corporate, institutional and prosumer environments;

•	developing infrastructure systems to provide the underlying support for wireless network and Internet connectivity;

•	providing a platform and tools for third party software developers and enterprises to write and wirelessly enable applications;

•	providing tools and components to enable other manufacturers and operating system vendors to embed BlackBerry connectivity in their products; and

•	improving manufacturing and testing technologies.
The Company also engages in longer term fundamental research both directly and by selective funding of university research projects. Product development research is funded in part by purchase commitments for a product or products under development. The Company endeavors to take advantage of specific government and academic financial assistance programs to support its research activities where available. The Company dedicates a large portion of its software investment to the overall BlackBerry wireless solution. This includes device applications, server software and infrastructure, with an emphasis on satisfying the needs of both corporate IT departments and individual customers.

The Company has previously entered into two project development agreements with Technology Partnerships Canada (“TPC”), which provide partial funding for certain research and development projects.
Funding from TPC for the first agreement (“TPC-1”) totaled $3.9 million and was repayable in the form of royalties of 2.2% on gross product revenues resulting from the project. The Company was obligated to pay royalties on all project revenues up to a maximum of $6.1 million. The Company has fully repaid its obligations with respect to TPC-1.
The second agreement with TPC is for a development project (“TPC-2”) under which total contributions from TPC have been $23.3 million. The Company had fulfilled all prerequisite funding conditions and recorded all of the contributions as at February 28, 2004. This contribution is repayable to TPC in the form of a royalty of 2.2% on gross business revenues, subject to the Company maintaining a minimum number of Canadian employees and to certain annual maximum amounts through fiscal 2015, not exceeding $46 million. The Company has recorded $4.9 million on account of TPC royalty repayment expense with respect to TPC-2 obligation during fiscal 2009 (March 1, 2008 – $4.3 million).
The Company also qualifies for investment tax credits (“ITC’s”) on eligible expenditures on account of Canadian scientific research and experimental development. In fiscal 2008 and fiscal 2009, the Company recognized the benefits of its ITC’s in its consolidated statements of operations as a reduction in income tax expense.
Intellectual Property
The policy of the Company is to apply for patents, acquire and/or seek other appropriate proprietary or statutory protection when it develops valuable new or improved technology. RIM believes that the rapid pace of technological change in the communications industry makes patent and trade secret protection important, but this protection must be supported by other means including the ability to attract and retain qualified personnel, new product introductions and frequent product enhancements.
RIM protects its technology through a combination of patents, designs, copyrights, trade-secrets and contractual arrangements. RIM seeks to patent key concepts, components, protocols, processes and other inventions that it considers to have commercial value or that will likely give RIM a technological advantage. Although RIM applies for patent protection primarily in Canada, Europe and the United States, the Company has filed, and will continue to file, patent applications in other countries where there exists a strategic technological or business reason to do so. To broadly protect RIM’s inventions, the Company has a team of in-house patent attorneys and also consults with outside patent attorneys who interact with employees, review invention disclosures and prepare patent applications on a broad array of core technologies and competencies. As a result, RIM owns rights to an array of patented and patent pending technologies relating to wireless communication technology.
It is RIM’s general practice to enter into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to and distribution of its proprietary information. In addition, the Company generally enters into agreements with employees that include an assignment to the Company of all intellectual property developed in the course of employment.

RIM also enters into various types of licensing agreements related to technology and intellectual property rights. RIM enters certain of these agreements to obtain rights that may be necessary to produce and sell products for the wireless industry. RIM may also license its technology and intellectual property to third parties through various licensing agreements.
Production
RIM expanded its manufacturing facility in Waterloo, Ontario by 50,000 square feet in 2007 to a total of 242,000 square feet so it could further leverage its commitment to excellence with a strategically located production facility that is in close proximity to the Company’s research and development facilities and labs in Waterloo, Ontario.
In 2008, additional manufacturing capacity was added to support the higher ramp volumes required for various new products introduced and ongoing production ramp activities. Increased production volumes were also supported by an expanded network of EMS partners with flexible production capacity. Additionally, enhancements to organization design were made that provide targeted resources to facilitate new product launch and global supply chain management.
In the coming year, there will be ongoing activities to grow and evolve the supply chain model. RIM will also look to enhance its new product introduction and supply chain planning activities through further integration with RIM internal research and development activities.
RIM is well positioned in 2009 to continue its commitment of supporting fulfillment requirements of carrier customers seeking a reliable supply of smartphones. It is expected this contribution will continue to be significant and will grow incrementally as RIM pursues its objective to provide cost-effective and innovative access device solutions across the entire range of current wireless network standards.
RIM controls all sourcing decisions for materials and services that are incorporated into RIM products. Outsourced manufacturing partners are responsible for transacting business on behalf of RIM with component suppliers, but RIM negotiates pricing of these materials and services. Depending on market conditions, RIM may order more or less of a particular material or product and wherever possible attempts to source components from at least two suppliers to avoid different types of supply disruption.
Regulatory Matters
In addition to the regulatory requirements applicable to any business, an access device manufacturer must obtain certification from the radio/telecommunications regulatory authorities in most jurisdictions before commencing commercial sale of its products in those jurisdictions. A significant competitive advantage exists for manufacturers with established businesses who have previously met the certification requirements for their products and who are familiar with the regulatory process.

RIM’s products must be approved by the Federal Communications Commission (“FCC”) before they can be used in commercial quantities in the United States. In Canada, the relevant regulatory authority is Industry Canada while the European Community (“EC”) sets requirements for use in EC member states. Regulatory requirements are similar in other jurisdictions. All regulators require that access devices meet various standards, including limits with respect to interference with other electronic equipment and safety standards with respect to human exposure to electromagnetic radiation.
RIM’s BlackBerry wireless devices, which are made commercially available by RIM, meet FCC, Industry Canada, and EC requirements. In addition, RIM devices have obtained regulatory approvals required by other countries where such products are made commercially available by RIM.
Some of the Company’s operations are subject to various regulations in the United States covering the accessibility requirements for persons with disabilities. These regulations include Section 255 of the US Telecommunications Act, the FCC HAC Act concerning hearing-aid compatible telephones, and Section 508 of the US Rehabilitation Act. These regulations are going through a review process and expected revisions will be more stringent and encompassing over time, may be required in more places of RIM’s business including Europe, Australia and Canada and may require the Company to incur substantial costs for compliance.
At the present time, RIM has the required regulatory certifications for its testing facilities which allow the Company to perform all the testing required by the FCC and Industry Canada, and most of the testing required by the EC. In addition, RIM can also perform some of the testing which is required by other international regulatory authorities in some of the countries where the Company makes its products commercially available.
Environmental Regulations and Costs
Some of the Company’s operations are subject to regulation under various provincial, federal, state and international laws relating to environment protection and the proliferation of hazardous substances. In parts of Europe and North America, the Company is currently obligated to comply with substance bans, packaging and certain recycling requirements. In addition, the Company may be required to comply with substance bans in other jurisdictions and product take-back requirements that would make the Company responsible for recycling and/or disposing of products the Company has sold. These and other environmental laws may become more stringent over time, may be required in more places of RIM’s business and may require the Company to incur substantial costs for compliance.
Employees
As of February 28, 2009, RIM had approximately 12,800 full-time employees: approximately 5,100 in the advanced research, product development, standards and licensing areas; approximately 1,600 in sales, marketing and business development; approximately 1,600 in customer care and technical support; approximately 1,900 in manufacturing and approximately 2,600 in administration, which includes information technology, BlackBerry network operations and service development, finance, legal, facilities and corporate administration.

Facilities
Waterloo, Ontario, Canada
The Company’s corporate headquarters and manufacturing facility are located in Waterloo. The campus-type layout of 24 buildings, 13 of which are owned and 11 of which are leased, currently houses the corporate, administration, finance, engineering, research and development, sales and marketing and manufacturing operations. The buildings which are owned contain approximately 1,137,000 square feet; RIM occupies approximately 994,000 square feet, with the balance being sublet to tenants. Additionally, RIM currently occupies approximately 350,000 square feet in 11 leased buildings. Construction of a four storey, 185,000 square foot facility is underway in north Waterloo and scheduled to be completed in late spring of 2009.
Other
RIM expanded operations outside Ottawa, Ontario into a newly owned 157,696 square foot facility while continuing to lease 101,442 square feet, used primarily for research and development and engineering functions. RIM also completed construction of a new 172,206 square foot facility in Mississauga, Ontario, used for a variety of sales, research and development and engineering activities. An additional 93,965 square feet is leased in three buildings. Construction of a new 160,000 square foot customer service operations center, located in the greater Halifax area, was also completed in early summer 2008.
More recently, RIM has acquired an office complex composed of six office buildings and totaling 460,300 square feet for its U.S. headquarters in Dallas, Texas, which houses certain sales, marketing, legal, customer service operations and administrative activities. RIM occupies approximately 133,130 square feet within the complex, with the balance being sublet to tenants. RIM leases an additional 457,248 square feet throughout the United States. RIM has also expanded into new markets, opening two small sales offices in Mexico City, Mexico and São Paulo, Brazil.
RIM also has established offices in Europe and Asia Pacific. The RIM operations in Europe are headquartered out of a 68,893 square foot leased facility in Slough, UK, used for customer service operations, sales, marketing, BlackBerry network operations, information technology and administrative activities. RIM currently leases an additional 32,981 square foot facility in close proximity to the European headquarters. RIM has expanded operations in Bochum, Germany, leasing 51,116 square feet primarily used for research and development activities. A number of other small offices are leased throughout Europe, totaling 53,529 square feet, which are used primarily for sales and marketing activities. In Asia Pacific, RIM operates 87,478 square feet in Hong Kong, Australia, Japan, India and China, where it conducts sales and marketing activities, in addition to the 32,733 square foot customer operations support center located in Singapore.

Legal Proceedings and Regulatory Actions
a) Legal Proceedings
By letter dated February 3, 2005 (the “Letter”), TMO-DG delivered to RIM-UK a notice of a claim for indemnity in relation to litigation in Düsseldorf, Germany in which the plaintiff, Inpro, brought action against TMO-DG (the “Litigation”) for infringement of European Patent EP0892947B1 (the “Patent”). The Company joined the Litigation as an intervening party in support of the defendant TMO-DG. The Company also filed an invalidity action in the patent court in Munich Germany. On January 27, 2006, the Munich court declared the Patent invalid. Inpro has appealed the Munich court’s decision and an appeal will not be heard until some time in 2009. On March 21, 2006, the Düsseldorf court stayed the infringement action until a final decision on validity has been made. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the Litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On May 1, 2006, Visto Corporation (“Visto”) filed a complaint in the United States District Court for the Eastern District of Texas, Marshall Division (the “Marshall District Court”), against the Company alleging infringement of four patents (United States Patent (“U.S. Patent”) No. 6,023,708 (“‘708”), 6,085,192 (“‘192), 6,151,606 (“‘606”) and 6,708,221 (“‘221”)) and seeking an injunction and monetary damages. On May 1, 2006, RIM filed a declaratory judgment complaint against Visto in the United States District Court for the Northern District of Texas (Dallas Division) (the “Dallas District Court”) alleging that the Visto ‘192, ‘606, and ‘221 patents are invalid and/or not infringed. RIM filed an amended declaratory judgment complaint in the Dallas District Court on May 12, 2006 adding claims against Visto for infringement of U.S. Patent No. 6,389,457 and 6,219,694, which are owned by RIM. Visto responded to RIM’s amended complaint on July 5, 2006 by filing declaratory judgment claims in the Dallas District Court that the RIM 6,389,457 and 6,219,694 patents are invalid and/or not infringed. On June 16, 2006, RIM filed a declaratory judgment complaint against Visto in the Dallas District Court alleging that Patent No. 7,039,679 (“‘679”) is invalid and/or not infringed. The declaratory judgment filed by RIM in the Dallas District Court against Visto’s U.S. Patents No. ‘192, ‘606 and ‘221 has been dismissed. This will proceed as part of the Visto suit in the Eastern District of Texas. The RIM complaint filed in the Dallas District Court against Visto for infringement of RIM’s U.S. Patent No. 6,389,457 and 6,219,694 was consolidated with the declaratory judgment action filed by RIM against Visto’s patent No. ‘679 into one case. RIM’s complaint filed against Visto for infringement of RIM’s U.S. Patent No. 6,389,457 and 6,219,694 (consolidated with the declaratory judgment filed by RIM against Visto patent No, ‘679) was dismissed to allow RIM to re-file those complaints in the Marshall District Court. RIM’s motion to amend its response to add an infringement claim under the RIM 6,389,457 and 6,219,694 patents, along with a declaratory judgment complaint against Visto patent ‘679, to the Marshall District Court action was granted on March 6, 2007. RIM’s motion to transfer Visto’s declaratory judgment counterclaims filed on July 5, 2006 (against the RIM Patents, U.S. Patent No. 6,389,457 and 6,219,694) from the Northern District of Texas Court to the Eastern District of Texas Court was granted on May 17, 2007. All of RIM’s and Visto’s claims and counterclaims filed in the Northern District of Texas will now be heard in the Eastern District of Texas case. As of September 21, 2007, the United States Patent & Trademark Office (“USPTO”) issued office actions in re-examination proceedings, rejecting all claims of each of the five patents asserted against RIM in the patent infringement action filed by Visto in the Eastern District of Texas against RIM on April 28, 2006. On March 14, 2008, the USPTO issued final office actions rejecting all the claims of the ‘679, ‘606 patents and the majority of the claims of the ‘192 patent. A claim construction hearing was held on November 1, 2007, in the Eastern District of Texas action. The Magistrate assigned to handle the claim construction hearing granted leave to both RIM and Visto to file supplemental briefs based on Visto’s response to the re-e xamination proceedings before the USPTO. On April 4, 2008, RIM filed a motion to stay the case pending final disposition of the re-examination proceedings. On July 2, 2008, the Court granted RIM’s motion to stay the entire case pending final disposition of the re-examination proceedings involving Visto’s patents-in-suit. On January 23, 2009, Visto filed a Motion to Lift the Stay in the original Eastern District of Texas case in light of Notices of Intent to Issue Reexamination Certificates (NIRC) in the re-examination proceedings of Visto’s ‘192, ‘679 and ‘606 patents. On March 25, 2009, the USPTO issued a re-examination certificate for the ‘679 and ‘606 patents indicating the re-examinations on those two patents are complete. The USPTO issued a Notice of Intent to Issue a Reexamination Certificate for the ‘708 and ‘221 patents, however Visto has indicated that it will ask the Court to dismiss the ‘221 patent from the case with prejudice. A status conference is scheduled for April 16, 2009. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On August 28, 2007, Visto filed a new complaint in the Marshall District Court, against the Company alleging infringement of two U.S. Patents (U.S. Patent No. 5,857,201 and 6,324,542). On October 18, 2007, RIM filed its answer to Visto’s complaint in the Eastern District of Texas. On January 8, 2008, Visto filed an amended complaint adding U.S. Patent No. 5,968,131. On January 29, 2008, RIM filed an answer to the amended complaint. On June 16, 2008, Visto filed a motion to further amend its complaint to include two new U.S. Patents No. 7,363,349 and 7,373,571, and RIM filed an opposition to this motion. On September 29, 2008, RIM filed its invalidity contentions on the original three patents-in-suit. All four of RIM’s re-examination requests related to these original three patents have been accepted by the USPTO and are in progress. RIM filed a request for ex parte re-examination of Visto Patent No. 7,363,349. On February 24, 2009, the Texas Court granted Visto’s motion to amend its complaint to add U.S. Patent No. 7,363,349 and 7,373,517. Proceedings are ongoing with jury selection set for August 2, 2010. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On June 15, 2007, RIM filed in the United States District Court for the Northern District of California a complaint against Visto for infringement of U.S. Patent No. 5,889,839, which is owned by RIM. On July 9, 2007, Visto filed its answer to RIM’s complaint asserting defences based on non-infringement, invalidity and unenforceability. On August 29, 2007, Visto filed a motion to amend Visto’s answer and add counterclaims of infringement by RIM of U.S. Patents No. 7,255,231 and 7,228,383 in the Northern District of California case. On February 28, 2008, the California Court granted RIM’s request to stay Visto’s counterclaims of infringement of the 7,255,231 and 7,228,383 patents pending their re-examination by the USPTO. On June 9, 2008, the California Court granted Visto’s request to stay RIM’s claims of infringement of the 5,889,839 patent pending their re-examination by the USPTO. The USPTO has granted RIM’s request for re-examination of all Visto patents-in-suit and those re-examinations are ongoing. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On July 5, 2006, RIM commenced an action in the Federal Court of Canada against Visto for infringement of RIM’s Canadian Patent No. 2,245,157, 2,356,073 and 2,356,046. On June 1, 2007, RIM commenced an action in the Ontario Superior Court of Justice against Visto Corporation and two of its executive officers. The action seeks damages for conspiracy, for false and misleading statements in contravention of the Competition Act, for contravention of the Trade-marks Act, for injurious falsehood and for unlawful interference with RIM’s economic relations. On May 21, 2008, the Federal Court issued a judgment finding Visto to have infringed on the three RIM patents-in-suit in Canada. Proceedings are currently pending to determine the damages for Visto’s infringement of RIM’s patents. No amount has been recorded in these consolidated financial statements as at February 28, 2009 as the amount of damages is not determinable.
On October 30, 2006, RIM commenced an action against Visto in the High Court of Justice (Chancery Division, Patents Court) in London, England. The action sought a declaration that Visto’s U.K. patent [EP (UK) 0,996,905] is invalid and should be revoked. On December 5, 2006, RIM requested that the court decide that RIM’s actions in the U.K. do not infringe the same patent. RIM sent to Visto a non-confidential Product and Process Description (“PPD”) providing a technical description of RIM’s products offered in the U.K. On February 2, 2007, Visto acknowledged that RIM’s products described in the non-confidential PPD do not infringe Visto’s U.K. patent [EP (UK) 0,996,905]. However, on February 2, 2007 Visto also filed a defence and counterclaim alleging that another Company product allegedly not in the non-confidential PPD, the Mail Connector product, does infringe Visto’s U.K. patent [EP (UK) 0,996,905]. Visto also alleged that the action filed by the Company in Italy (see below) was filed in bad faith or with gross negligence and that filing the proceedings in Italy amounts to the tort of abuse of process. Visto further asked the Court to order revocation of the Company’s U.K. patents [EP (UK) 1 096 727] and [EP (UK) 1 126 662]. The Company presented a jurisdictional challenge to Visto’s abuse of process claims related to RIM’s filing of the action in Italy on the basis that the UK Court did not have jurisdiction in the UK for the abuse of process claims. The Court decided in RIM’s favour in a hearing held on April 3, 2007 on RIM’s jurisdictional challenge, and Visto appealed the Court’s decision. On April 13, 2007, in view of the fact that Visto acknowledged that RIM’s products described in the PPD do not infringe the Visto UK patent, RIM served a notice of discontinuance that it was withdrawing its request that the Court decide that the RIM products described in the PPD do not infringe the Visto UK patent. A hearing was held in the UK Court on August 7, 2007 on an application filed by Visto requesting a stay of the litigation. The UK Court denied Visto’s request for a stay. The trial on the invalidity and non-infringement of Visto’s patents proceeded in the UK Court on January 23, 2008. On February 28, 2008, the UK Court rendered a decision wherein it held that Visto’s [EP (UK) 0,996,905] patent was invalid for lack of inventive step and not being patentable subject matter. On March 6, 2008, the English Court of Appeal also denied Visto’s appeal in relation to the abuse of process claims. Proceedings are currently pending to determine RIM’s entitlement to costs.

On December 27, 2006, RIM commenced an action in Italy in the Court of Milan, Specialized Division in Industrial and Intellectual Property. RIM is requesting that the court declare the Italian portion of Visto’s patent No. EP0996905 invalid and declare that RIM’s activities in Belgium, France, Italy, Germany, the Netherlands and Spain do not infringe patent EP0996905. On May 28, 2007, Visto filed a request with the Court of Milan that the Court hold a hearing on the issue of whether the Court has jurisdiction to decide that RIM’s activities in Belgium, France, Italy, Germany, the Netherlands and Spain do not infringe patent EP0996905. On April 18, 2008, the Court of Milan, special division for industrial and intellectual property filed a partial decision (no. 5111/2008) declaring its own lack of jurisdiction over the claims for the assessment of non-infringement of European patent EP0996905 in its national portions, other than the Italian portion. On July 11, 2008, RIM filed an appeal of the decision on jurisdiction. On May 27, 2008, the Court scheduled an oral hearing for December 16, 2008. On November 12, 2008, Visto sent a letter to the European Patent Office submitting to revocation throughout Europe of its patent EP0996905. Visto has sent notice to the Court of Milan and requested termination of proceedings. RIM requested expansion of the subject matter to be considered by the Court appointed expert to include recently issued Visto divisional patents (EP 1,722,321; 1,783,675; 1,783,927). A hearing on this question was held on December 9, 2008, and the issue was deferred to a three judge panel. Also, a hearing was held regarding RIM’s appeal of the decision of the Court of Milan regarding non-Italian portions of the Visto patents-in-suit. Proceedings are currently pending.
On October 16, 2008, RIM filed a nullity action in the UK asserting invalidity of Visto divisional patents EP 1,722,321; 1,783,675; and 1,783,927. On November 21, 2008, Visto counter-claimed in UK asserting nullity of four RIM patents and infringement of Visto’s divisional patents. A case management conference was held on December 5, 2008 at which trial was scheduled in the UK for September 14, 2009.
On September 18, 2008, Visto filed a lawsuit in Turin, Italy alleging that RIM infringes Visto divisional patents EP 1,722,321; 1,783,675; and 1,783,927. Visto requested a preliminary injunction against RIM. On January 7, 2009 the Turin Court rejected Visto’s petition and ordered Visto to pay costs. On January 28, 2009, Visto informed RIM of its decision not to appeal the Turin Court’s decision.
On October 18, 2008, RIM filed a lawsuit in Rome, Italy alleging invalidity of Visto divisional patents EP 1,722,321; 1,783,675; and 1,783,927. An allegation by certain RIM officers of non-infringement was also included. A first hearing on the merits has been scheduled for May 28, 2009. Proceedings are currently pending.
On September 17, 2008, Visto filed a lawsuit in Dusseldorf, Germany alleging infringement by RIM of Visto divisional patents EP 1,722,321; 1,783,675; and 1,783,927. A case management conference was held on December 9, 2008 and trial was set in Germany for December 10, 2009. Proceedings are currently pending. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.

On May 31, 2006, the Company filed a declaratory judgment action in the Dallas District Court against DataQuill BVI, Ltd. in which RIM seeks a ruling that the U.S. Patent 6,058,304 is invalid and not infringed by RIM products. On August 15, 2006, DataQuill filed a motion to dismiss to which RIM filed a response on September 15, 2006. On March 27, 2007, the U.S. District Court for the Northern District of Texas issued an order denying DataQuill’s Motion to Dismiss. On April 13, 2007, RIM filed an amended complaint which added a declaratory judgment counterclaim to the suit seeking a ruling that DataQuill’s continuation patent of the 6,058,304 patent, U.S. Patent 7,139,591 is invalid and not infringed by RIM products. On April 24, 2007, DataQuill filed its answer to RIM’s declaratory judgment complaint. DataQuill counterclaimed for infringement of the 6,058,304 and 7,139,591 patents and is seeking an injunction and monetary damages. On May 9, 2008, the Northern District of Texas granted the parties’ joint motion to amend the scheduling order and reset the trial date for April 20, 2009. Subsequently, the parties agreed to submit the dispute to binding alternative dispute resolution (ADR) proceedings. Based on this agreement, the parties jointly moved to stay the case until January 15, 2009 and to vacate all case deadlines, including the April 20, 2009 trial date. The court granted the parties’ joint motion and further ordered that, if ADR is unsuccessful, then entry of a revised docket control order will be necessary. On November 24, 2008, the parties completed settlement of the lawsuit for an amount that is not material to these consolidated financial statements.
On June 6, 2007, Minerva Industries (“Minerva”) filed a complaint in the Marshall District Court against the Company alleging infringement of U.S. Patent No. 6,681,120 and seeking an injunction and monetary damages. On January 22, 2008, Minerva filed a second complaint in the Marshall District Court against the Company alleging infringement of U.S. Patent No. 7,321,783 and seeking an injunction and monetary damages. RIM answered the first Complaint on January 28, 2008 and the second Complaint on March 14, 2008. On December 1, 2008, RIM’s motion to consolidate the two cases was granted. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On October 18, 2007, Saxon Innovations, LLC, filed a complaint in the United States District Court for the Eastern District of Texas, Tyler Division, against the Company and thirteen other defendants alleging infringement of U.S. Patents Nos. 5,592,555, 5,771,394, 5,502,689, and 5,247,621 and seeking an injunction and monetary damages. RIM’s answer was filed on March 5, 2008. A trial date has been set for May 2010. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On February 16, 2008, the Company filed a complaint in the Dallas District Court against Motorola alleging breach of contract, antitrust violations, patent infringement of U.S. Patent No. 5,664,055; 5,699,485; 6,278,442; 6,452,588; 6,489,950; 6,611,254, 6,661,255; 6,919,879 and 7,227,536 and seeking a declaratory judgment of non-infringement and invalidity against Motorola U.S. Patent Nos. 5,359,317; 5,074,684; 5,764,899; 5,771,353; 5,958,006; 5,706,211 and 6,101,531. On February 21, 2008, RIM filed a second complaint in the Dallas District Court seeking a declaratory judgment of non-infringement and invalidity of Motorola U.S. Patent No. 5,157,391; 5,394,140; 5,612,682 and 5,974,447. On April 10, 2008, Motorola filed a motion to dismiss RIM’s antitrust and contract claims or, in the alternative, to bifurcate and stay RIM’s antitrust and contract claims until the resolution of the co-pending patent claims. Motorola also asked the Court to dismiss, stay and or transfer to the Eastern District of Texas RIM’s declaratory judgment claims against Motorola’s patents. Pleadings on this motion closed on June 2, 2008. On September 19, 2008, the previously transferred case from the District of Delaware, described below, was consolidated with this case. On December 11, 2008, Motorola’s motion to dismiss, stay and/or transfer the proceedings was denied in full. On January 9, 2009, Motorola filed its answer to RIM’s complaint including three new counterclaims for infringement of U.S. Patent Nos. 6,252,515, 5,189,389 and 5,953,413. Proceedings are currently pending. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On February 16, 2008, Motorola filed a complaint against the Company in the Marshall District Court alleging infringement of U.S. Patent Nos. 5,157,391; 5,359,317; 5,394,140; 5,612,682; 5,764,899; 5,771,353 and 5,974,447. On February 20, 2008, Motorola filed an amended complaint adding U.S. Patent Nos. 5,074,684; 5,706,211; 5,958,006 and 6,101,531 to the complaint. On March 31, 2008, RIM filed a motion to transfer Motorola’s Eastern District of Texas case involving Motorola’s patents to the Northern District of Texas. On October 17, 2008, the Court granted RIM’s motion to transfer this case to the Dallas District Court. This portion of the Motorola litigation is now closed.
On February 16, 2008, Motorola filed another complaint in the District of Delaware against the Company seeking a declaratory judgment of non-infringement and invalidity related to U.S. Patent No. 5,664,055 and 5,699,485 assigned to RIM as well as U.S. Patent No. 6,611,254, 6,661,255 and 6,919,879. On February 20, 2008, the complaint was amended to include RIM’s U.S. Patent No. 6,278,442; 6,452,588; 6,489,950 and 7,227,536. On March 31, 2008, RIM filed a motion to transfer Motorola’s District of Delaware case involving RIM’s patents to the Dallas District Court. On April 10, 2008, RIM filed its answer and counterclaims to Motorola’s amended complaint. Motorola filed its reply to RIM’s counterclaims on April 30, 2008. On August 26, 2008, the Court granted RIM’s motion to transfer this case to the Dallas District Court. This portion of the Motorola litigation is now closed.
On January 6, 2009, Motorola filed a claim in the United Kingdom against the Company for infringement of European patents EP (UK) 0 818 009 (the “‘009 patent”), EP (UK) 0 378 775 (the "'775 patent”), EP (UK) 0 551 289 (the “‘289 patent”), and EP (UK) 0 932 320 (the “‘320 patent”). Motorola’s claim was filed as a counterclaim in response to the Company’s filing of a declaratory judgment seeking to invalidate Motorola’s ‘009 patent. A case management conference was held on January 12, 2009 at which the judge set a hearing date for on or about January 11, 2010 for the ‘009 patent and the ‘320 patent, both of which are system patents, and another hearing date for on or about March 1, 2010 for the ‘775 patent and the ‘289 patent, both of which are handset patents. Proceedings are currently pending.

A case management conference was held on March 20, 2009, in relation to the case filed in the United Kingdom by TIP Communications, LLC, a wholly-owned indirect subsidiary of the Company, for infringement of EP (UK) 0 742 989. A second case management conference is scheduled for April 8, 2009. On March 10, 2009, TIP Communications, LLC filed a lawsuit in the Northern District of Texas against Motorola for infringement of U.S. Patent No. 5,956,329.
From time to time, the Company is involved in other claims in the normal course of business. The following additional patent suits were filed by the Company or against the Company since the end of fiscal 2008:
On March 6, 2008, Aloft Media LLC (“Aloft”) filed a complaint against the Company and 12 other parties in the Marshall District Court alleging infringement of U.S. Patent No. 7,330,715. This patent generally relates to transferring contact information using a cell phone. The Texas Court has set a trial date for October 2010. On July 29th, 2008, Aloft filed a second patent infringement lawsuit against the Company in the Eastern District of Texas (Marshall Division). The single patent in suit is U.S. Patent No. 7,305,625 entitled “Data Networking system and Method for Interface a User.” The Texas Court has set a trial date for March 2011. The complaints seek an injunction and monetary damages.
On March 7, 2008, FlashPoint Technology Inc. (“FlashPoint”) filed a patent infringement lawsuit against the Company and 14 other parties in the District of Delaware. The patents-in-suit include U.S. Patent Nos. 6,118,480, 6,177,956, 6,222,538, 6,223,190 (the “‘190 Patent”), 6,249,316, 6,486,914 and 6,504,575. These patents are generally directed to digital camera and imaging technologies. On May 31, 2008, FlashPoint dismissed its complaint as to 6 of the 7 patents-in-suit, leaving only the ‘190 Patent in the litigation against RIM. On February 6, 2009, FlashPoint filed an amended complaint adding U.S. Patent Nos. 5,903,309, 6,278,447 (the “‘447 Patent”) and 6,400,471 (the “‘471 Patent”). Only the ‘447 Patent and the ‘471 Patent have been asserted against RIM. The complaint seeks an injunction and monetary damages.
On May 20, 2008, the Company filed a lawsuit in Italy against IPCom GmbH (“IPCom”) for declaratory judgment of invalidity of several IPCom patents. On May 21, 2008, the Company filed a lawsuit in the U.K. against IPCom for declaratory judgment of invalidity of several claimed standards-essential IPCom patents. On May 27, 2008, the Company filed a lawsuit in the U.S. District Court for the Northern District of Texas against IPCom for declaratory judgment of non-infringement and invalidity of several IPCom patents. On May 23, 2008, IPCom filed suit against the Company for infringement of four claimed standards essential German and European patents in the Hamburg, Germany court. On August 8, 2008, the parties agreed to withdraw and terminate their respective European actions.
On June 20, 2008, St. Clair Intellectual Property Consultants, Inc. filed a patent infringement lawsuit against the Company and other defendants in the District of Delaware. The patents-in-suit include U.S. Patent Nos. 5,138,459, 6,094,219, 6,233,010 and 6,323,899. These patents are generally directed to image processing in digital cameras. The court has set a trial date for June 14, 2010. The complaint seeks an injunction and monetary damages.

On July 29, 2008, Stragent, LLC filed a patent infringement lawsuit against the Company in the Marshall District Court alleging infringement of U.S. Patent No. 6,665,722. This patent relates to web browsing. The Texas Court has set a trial date for March 2011. The complaint seeks an injunction and monetary damages.
On July 30, 2008, WIAV Solutions, LLC (“WIAV”) filed a patent infringement lawsuit against the Company and other defendants in the Eastern District of Virginia. The patents-in-suit include: 6,256,606; 7,120,578; 6,275,794; 6,507,814; 7,266,493; 6,633,841; 6,104,992; 6,385,573; 6,539,205; 6,680,920. These patents are generally related to speech codecs. On September 26, 2008, WIAV dismissed the original lawsuit and filed another patent infringement lawsuit against the Company and other defendants naming the same patents. On January 26, 2009, WIAV dismissed the September 26, 2008 lawsuit and filed a third patent infringement lawsuit against the Company naming the same patents. The complaint seeks an injunction and monetary damages.
On October 31, 2008, Mformation Technologies, Inc. filed a patent infringement lawsuit against the Company in the Northern District of California. The patents-in-suit include U.S. Patent Nos. 6,970,917 and 7,343,408. These patents are generally directed to remote device management functionality. The complaint seeks an injunction and monetary damages.
On November 17, 2008, Spansion, Inc. and Spansion LLC (“Spansion”) filed a complaint with the U.S. International Trade Commission (“ITC”) against Samsung Electronics Co., Ltd. and other related Samsung companies (collectively “Samsung”) and other proposed respondents, including the Company, who purchase flash memory chips from Samsung, alleging infringement of U.S. Patent Nos. 6,380,029; 6,080,639; 6,376,877 and 5,715,194. The patents relate generally to flash memory chips. The Administrative Law Judge has set a trial date of September 28, 2009 and a target date for completion of the investigation by the ITC of June 18, 2010. On March 16, 2009, Spansion and Samsung filed a Joint First Settlement Conference Report indicating that they reached an agreement in principle on a settlement agreement that would cover all of Samsung’s flash memory customers, including the Company. Spansion, which has filed for bankruptcy protection, is currently waiting for approval from the bankruptcy court to enter into the agreement.
On November 20, 2008, the Company filed a lawsuit for declaratory judgment of non-infringement, invalidity and unenforceability against four Kodak patents in the Dallas District Court. The patents-in-suit include U.S. Patent Nos. 5,493,335, 6,292,218 and 6,600,510 which are generally directed to digital camera technologies and U.S. Patent No. 5,226,161 which is directed to data sharing in applications. Kodak counterclaimed for infringement of these same patents seeking an injunction and monetary damages. The trial is scheduled for December, 2010.
On December 19, 2008, Saxon Innovations, LLC filed a complaint with the U.S. International Trade Commission (“ITC”) against the Company and other proposed respondents alleging infringement of U.S. Patent Nos. 5,235,635; 5,530,597; and 5,608,873. The patents relate generally to features and functionalities for processors in handheld, wireless communications devices. The ITC scheduled the hearing to begin on July 30, 2009 and the investigation is expected to be completed by April 14, 2010. The complaint does not seek monetary damages, but requests that the ITC issue orders prohibiting certain RIM products from being imported into the U.S. and sold in the U.S. A parallel district court case on these patents seeking damages and an injunction in the Marshall District Court has been stayed pending completion of the ITC investigation.
On December 29, 2008, Prism Technologies, LLC filed a patent infringement lawsuit against the Company and Microsoft Corporation in the United States District Court for the District Of Nebraska. The single patent in suit is US Patent No. 7,290,288 entitled “Method and System for Controlling Access, by an Authentication Server, to Protected Computer Resources Provided Via an Internet Protocol Network.” The complaint seeks monetary damages.
On December 30, 2008, MSTG, Inc. filed a patent infringement lawsuit against the Company in the United States District Court for the Northern District of Illinois alleging infringement of U.S. Patent Nos. 5,920,551; 6,219,374; and 7,151,756. The patents relate generally to Code Division Multiple Access transmission systems. The complaint seeks an injunction and monetary damages.
On March 20, 2009, Traffic Information, LLC filed a patent infringement lawsuit against the Company and seven other defendants in the Marshall District Court alleging infringement of U.S. Patent No. 6,785,606. The patent generally relates to the provisions of traffic information to mobile users. The complaint seeks an injunction and monetary damages.
b) Regulatory Actions
As previously disclosed, on February 5, 2009, a panel of Commissioners of the Ontario Securities Commission (“OSC”) approved a settlement agreement with the Company, Jim Balsillie, the Co-Chief Executive Officer of the Company, Mike Lazaridis, the President and Co-Chief Executive Officer of the Company, Dennis Kavelman, previously Chief Financial Officer of the Company (currently with the Company in another role), Angelo Loberto, previously Vice-President of Finance (currently with the Company in another role), Kendall Cork, a former Director of the Company, Douglas Wright, a former Director of the Company, James Estill, a Director of the Company, and Douglas Fregin, a former Director of the Company, relating to the previously disclosed OSC investigation of the Company’s historical stock option granting practices. Pursuant to the terms of the settlement agreement with the OSC, Jim Balsillie agreed not to act as a director of any Canadian reporting issuer until the later of twelve months from the date of the OSC settlement and the Company’s public disclosure of how it is addressing the recommendations arising from the independent review. Jim Balsillie, Mike Lazaridis and Dennis Kavelman also agreed to contribute, in aggregate, a total of approximately CAD $83.1 million to the Company, consisting of (i) a total of CAD $38.3 million to the Company in respect of the outstanding benefit arising from incorrectly priced stock options granted to all employees of the Company from 1996 to 2006 and (ii) a total of CAD $44.8 million to the Company (CAD $15.0 million of which had previously been paid) to defray costs incurred by the Company in the investigation and remediation of stock option granting practices and related governance practices at the Company. These contributions are being made through Jim Balsillie, Mike Lazaridis and Dennis Kavelman undertaking not to exercise vested RIM options to acquire an aggregate of 1,160,129 common shares of the Company. These options have a fair value equal to the aggregate contribution amounts determined using a Black-Scholes-Merton calculation based on the last trading day prior to the day the OSC issued a notice of hearing in respect of the matters giving rise to the settlement. Jim Balsillie, Mike Lazaridis, Dennis Kavelman and Angelo Loberto also paid a total of CAD $9.1 million to the OSC as an administrative penalty and towards the costs of the OSC’s investigation. Dennis Kavelman is also prohibited from acting as a director or officer of any Canadian reporting issuer until the later of (a) five years from the date of the OSC’s order approving the settlement, and (b) the date he completes a course acceptable to the staff of the OSC regarding the duties of directors and officers of public companies. Angelo Loberto is also prohibited from acting as a director or officer of any Canadian reporting issuer until he completes a course acceptable to the staff of the OSC regarding the duties of directors and officers of public companies.
As part of the OSC settlement, the Company agreed to enter into an agreement with an independent consultant to conduct a comprehensive examination and review of the Company and report to the Company’s board of directors and the staff of the OSC the Company’s governance practices and procedures and its internal control over financial reporting. A summary of the consultant’s recommendations in the final report will be posted on the OSC’s website and disclosed in the Company’s MD&A.
In addition, as announced by the Company on February 17, 2009, the Company, Jim Balsillie, Mike Lazaridis, Dennis Kavelman and Angelo Loberto, entered into settlements with the SEC that resolved the previously disclosed SEC investigation of the Company’s historical stock option granting practices. The Company consented, without admitting or denying allegations in a complaint filed by the SEC, to the entry of an order enjoining it from violations of certain provisions of the U.S. federal securities laws, including the antifraud provisions. The Company was not required to pay disgorgement or a monetary penalty.
Jim Balsillie and Mike Lazaridis consented, without admitting or denying allegations in the complaint filed by the SEC, to the entry of an order enjoining them from violations of certain provisions of the U.S. federal securities laws, including the non-scienter based antifraud provisions. The order also provided that Jim Balsillie and Mike Lazaridis are liable for disgorgement of profits gained as a result of conduct alleged in the complaint together with prejudgment interest, although it also provided that those amounts are deemed paid in full because Jim Balsillie and Mike Lazaridis had already voluntarily paid those amounts to the Company. Those repayments were made earlier as part of a series of recommendations of a Special Committee of the Company’s Board of Directors following the Review.
Dennis Kavelman and Angelo Loberto consented, without admitting or denying allegations in the complaint filed by the SEC, to the entry of an order enjoining them from violations of certain provisions of the U.S. federal securities laws, including the antifraud provisions. The order also provided that Dennis Kavelman and Angelo Loberto are liable for disgorgement of profits gained as a result of conduct alleged in the complaint together with prejudgment interest, although it also provided that those amounts are deemed paid in full because Dennis Kavelman and Angelo Loberto had already voluntarily paid those amounts to the Company at the same time and on the same basis as Jim Balsillie and Mike Lazaridis. In addition, Dennis Kavelman and Angelo Loberto each agreed to be prohibited, for a period of five years from acting as an officer or director of a company that is registered or required to file reports with the SEC, and to be barred from appearing or practicing as an accountant before the SEC with a right to reapply after five years.

Jim Balsillie, Mike Lazaridis, Dennis Kavelman and Angelo Loberto also agreed to the payment of monetary penalties totaling, in aggregate, $1.4 million to the SEC as an administrative penalty.
See “Restatement of Previously Issued Financial Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended February 28, 2009 for further details relating to the settlements with the OSC and SEC, as well as a discussion of remedial measures taken by the Company. See also “Risk Factors – Continuing Risks relating to the Company’s historical stock option granting practices may have a material adverse effect on the Company.”
Risk Factors
Investors in the Company’s common shares should carefully consider the following risks, as well as the other information contained in this Annual Information Form, and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended February 28, 2009. If any of the following risks actually occurs, the Company’s business could be materially harmed. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties, including those of which the Company is currently unaware or the Company currently deems immaterial, may also adversely affect the Company’s business.
Risks Related to Intellectual Property
The Company may infringe on the intellectual property rights of others.
The Company’s commercial success depends upon the Company not infringing intellectual property rights owned by others. The industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. Some of these patents may grant very broad protection to the owners of the patents. The Company cannot determine with certainty whether any existing third-party patents or the issuance of any new third-party patents would require the Company to alter its technologies, obtain licenses or cease certain activities.
The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. The Company may be subject to these claims either directly or through indemnities against these claims that it provides to certain of its partners. Litigation has been and will likely continue to be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Some of the Company’s competitors have, or are affiliated with companies having, substantially greater resources than the Company has, and these competitors may be able to sustain the costs of complex intellectual property infringement litigation to a greater degree and for longer periods of time than the Company can. Regardless of whether claims that the Company is infringing patents or other intellectual property rights have any merit, those claims could:
•	adversely affect the Company’s relationships with its customers;

•	be time-consuming to evaluate and defend;

•	result in costly litigation;

•	divert management’s attention and resources;

•	cause product and software shipment delays or stoppages;

•	subject the Company to significant liabilities;

•	require the Company to enter into costly royalty or licensing agreements;

•	require the Company to develop possible workaround solutions that may be costly and disruptive to implement; and

•	require the Company to cease certain activities or to cease selling its products and services in certain markets.
In addition to being liable for potentially substantial damages relating to a patent or other intellectual property infringement action against the Company or, in certain circumstances, the Company’ customers with respect to its products and services, that is not resolved in the Company’s favor, the Company may be prohibited from developing or commercializing certain technologies and products unless the Company obtains a license from the holder of the patent or other intellectual property rights. There can be no assurance that the Company will be able to obtain any such license on commercially reasonable terms, or at all. If the Company does not obtain such a license, its business, operating results and financial condition could be materially adversely affected and the Company could be required to cease related business operations in some markets and restructure its business to focus on continuing operations in other markets. In addition, the Company includes and promotes certain third-party applications with its products. The Company’s support and promotion of third-party applications may increase the risk of intellectual property litigation if such applications infringe on the intellectual property rights of others.
The Company may not be able to obtain patents or other intellectual property protections necessary to secure its proprietary technology.
The Company’s commercial success depends upon its ability to develop new or improved technologies and products, and to successfully obtain or acquire patent or other proprietary or statutory protection for these technologies and products in Canada, the United States and other countries. The Company seeks to patent concepts, components, protocols and other inventions that are considered to have commercial value or that will likely yield a technological advantage. The Company owns rights to an array of patented and patent pending technologies relating to wireless communication in the United States, Canada and other countries. The Company continues to devote significant resources to protecting its proprietary technology. However, the Company may not be able to develop technology that is patentable, patents may not be issued in connection with the Company’s pending applications and allowed claims may not be sufficient to protect the Company’s technology. Furthermore, any patents issued could be challenged, invalidated or circumvented and may not provide proprietary protection or a competitive advantage.
A number of the Company’s competitors and other third parties have been issued patents, and may have filed patent applications or may obtain additional patents and proprietary rights, for technologies similar to those that the Company has made or may make in the future. Since patent applications filed before November 29, 2000 in the United States are maintained in secrecy until issued as patents, and as publication or public awareness of new technologies often lags behind actual discoveries, the Company cannot be certain that it was the first to develop the technology covered by its pending patent applications or that it was the first to file patent applications for the technology. In addition, the disclosure in the Company’s patent applications, particularly in respect of the utility of its claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, there can be no assurance that the Company’s patent applications will result in enforceable patents.
Protection of the rights sought in published patent applications can be costly and uncertain and can involve complex legal and factual questions. In addition, the laws of certain countries in which the Company’s products are sold or licensed do not protect intellectual property rights to the same extent as the laws of Canada or the United States. Therefore, the breadth of allowed claims in the Company’s patents, and their enforceability, cannot be predicted. Even if the Company’s patents are held to be enforceable, others may be able to design around these patents or develop products similar to the Company’s products that are not within the scope of these patents.
In addition to patents, the Company relies on, among other things, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. While the Company enters into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to and distribution of proprietary and confidential information, it is possible that:
•	some or all of its confidentiality agreements will not be honored;

•	third parties will independently develop equivalent technology or misappropriate the Company’s technology or designs;

•	disputes will arise with the Company’s strategic partners, customers or others concerning the ownership of intellectual property;

•	unauthorized disclosure of source code will occur;

•	unauthorized disclosure of the Company’s know-how or trade secrets will occur; or

•	contractual provisions may not be enforceable in foreign jurisdictions.
There can be no assurance that the Company will be successful in protecting its proprietary rights.

The Company may not be able to obtain rights to use software or components supplied by third parties.
The Company licenses certain software used in its products and operations from third parties, generally on a nonexclusive basis, and the Company uses components from suppliers that are reliant on intellectual property used by such suppliers. The termination of any of these licenses, or the failure of these licensors or suppliers to adequately maintain, protect or update their software or intellectual property rights, could delay the Company’s ability to ship its products while the Company seeks to implement alternative technology offered by other sources and could require significant unplanned investments on the Company’s part if the Company is forced to develop alternative technology internally. In addition, alternative technology may not be available on commercially reasonable terms from other sources. The Company has not entered into source code escrow agreements with every software supplier or third party licensor. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of the Company’s products or relating to current or future technologies to enhance the Company’s product offerings. The Company may not be able to obtain licensing rights to the needed technology or components on commercially reasonable terms, if at all.
Risks Related to the Company’s Business and its Industry
Reduced spending by customers due to the uncertainty of economic and geopolitical conditions may negatively affect the Company.
Many of the Company’s end-users of the BlackBerry wireless solution are directly affected by the current economic and geopolitical conditions affecting the broader market. Current and future conditions in the domestic and global economies remain uncertain. A slowdown in capital spending by end-users of the Company’s products and services, coupled with existing economic and geopolitical uncertainties globally and in the financial services or legal markets in particular, could substantially reduce the demand for the Company’s products and services and adversely affect RIM’s revenue, margins and earnings.
It is difficult to estimate the level of economic activity for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including the markets in which the Company participates. Because all components of the Company’s budgeting and forecasting are dependent upon estimates of economic activity in the markets that the Company serves and demand for its products and services, economic uncertainties make it difficult to estimate future income and expenditures. The current downturn in the economy or geopolitical uncertainties may cause end-users to reduce their IT budgets or reduce or cancel orders for the Company’s products and services, which could have a material adverse impact on the Company’s business, operating results and financial condition. In addition, acts of terrorism and the outbreak of hostilities and armed conflicts between countries have created uncertainties that may affect the global economy and could have a material adverse effect on the Company’s business, operating results and financial condition.

The Company may not be able to enhance its current products or develop new products in a timely manner or at competitive prices.
The wireless communications industry is characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles. To keep pace with technological developments, satisfy increasing customer requirements and achieve product acceptance, the Company’s future success depends upon its ability to enhance its current products and to continue to develop and introduce new products offering enhanced performance and functionality on a timely basis at competitive prices.
The Company’s business may be adversely affected if its products that are based on existing technologies or subsequent new technologically advanced products do not achieve acceptance among customers. The Company has developed and is continuing to develop a number of products incorporating advanced technologies and it will pursue those products that the Company expects to have the best chance for success based on the Company’s expectations of future market demand. There cannot be any assurance that the technologies and related hardware or software products that the Company develops will be brought to market by it or network operators as quickly as anticipated or that they will achieve broad customer acceptance among operators or end-users.
The development and application of new technologies involve time, substantial costs and risks. The Company’s inability, for technological or other reasons, to enhance, develop and introduce products in a timely manner, or at all, in response to changing market conditions or customer requirements could have a material adverse effect on the Company’s operating results or could result in its products becoming obsolete. The Company’s ability to compete successfully will depend in large measure on its ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry, including providing for the continued compatibility of its products with evolving industry standards and protocols and competitive network operating environments.
In addition, as the Company develops or announces new products, many of its older products will reach the end of their product life cycle. As the Company discontinues the manufacturing and sale of these older products, the Company must manage the liquidation of inventory, supplier commitments and customer expectations. If the Company is unable to manage properly the discontinuation of these older products, it could have a material adverse effect on the Company’s business, financial condition and results of operations.
The Company’s ability to sell the BlackBerry wireless solution is dependent on establishing and maintaining relationships with network carriers and distributors.
The Company is dependent on its ability to establish and develop new relationships and to build on existing relationships with its network carrier partners, which the Company relies on to deliver current and future products and services, particularly in the United States, Canada and Europe where the Company is dependant on a limited number of network carriers. There can be no assurance that the Company will be successful in establishing new relationships, or maintaining or advancing its existing relationships, with network carriers. Any non-performance by the Company under its contracts with network carriers may have significant adverse consequences that may involve penalties to be paid by the Company for non-performance. If any significant customer discontinues its relationship with the Company for any reason, or reduces or postpones current or expected purchase commitments for products and services, RIM’s business prospects, operating results and financial condition could be materially adversely affected. In addition, the Company’s ability to expand its market reach is dependent on establishing and maintaining distribution relationships with third party and indirect distributors.
The Company depends on its network carrier partners to grow its BlackBerry subscriber account base.
The Company sells most of its products and services through network carriers and depends on these third parties to grow its subscriber base. Factors that are largely within the control of network carriers and are important to the success of the BlackBerry solution and the growth of the Company’s subscriber base include:
•	the quality and coverage area of voice and data services offered by the carriers;

•	the degree to which carriers actively promote the Company’s products;

•	the extent to which carriers offer and promote competitive products;

•	the pricing and terms of voice and data plans that carriers will offer for use with the BlackBerry wireless solution;

•	sales growth of wireless devices, along with the related service, software and other revenues with respect to the BlackBerry wireless solution;

•	significant numbers of new activations of BlackBerry subscriber accounts, as well as retention of existing ones;

•	the carriers’ interest in testing the Company’s products on their networks;

•	network performance and required investments in upgrades;

•	future investments in evolving network technologies, support for new software technologies and support for third party devices; and

•	continued support and distribution of the Company’s products and services if claims of patent infringement involving its products are filed against its carriers and licensees as well as against the Company.
Some of these carriers also sell products of the Company’s competitors. If some of the Company’s competitors offer their products to the carriers on more favorable terms or have more products available to meet their needs, there may be pressure on the Company to reduce the price of its products and services or those carriers may stop carrying the Company’s products or de-emphasize the sale of its products and services in favor of those RIM competitors, which would adversely impact the Company’s revenue and operating results. There can be no assurance that the network carriers will act in a manner that will promote the success of the Company’s products.
The Company is dependent on a few significant customers, the loss of any of which could have an adverse effect on its operations.
The Company is dependent on an increasing number of significant customers and on large complex contracts with respect to sales of the majority of its products and services. Revenue from carriers represented approximately 96.5% of revenue for fiscal 2009, compared to approximately 95.6% of revenue for fiscal 2008. If any significant customer discontinues its relationship with the Company for any reason, or reduces or postpones current or expected purchase commitments for its products and services, it could have a material adverse effect on the Company’s business, operating results and financial condition.
One customer comprised 29% of trade receivables as at February 28, 2009 (as at March 1, 2008, three customers comprised 19%, 14% and 10% respectively). Additionally, three customers comprised 23%, 14% and 10%, respectively, of the Company’s fiscal 2009 annual sales (in fiscal 2008, three customers comprised 21%, 15% and 12%, respectively, of annual sales). The Company routinely monitors the financial condition of its customers and reviews the credit history of each new customer. The Company’s allowances for doubtful accounts may prove to be inaccurate or insufficient. If the Company experiences significant net bad debts expense for any reason, there could be a material adverse effect on the Company’s business, operating results and financial condition.
Network disruptions could affect the performance of the Company’s services and harm its reputation.
The BlackBerry service is provided through a combination of the Company’s network applications and the wireless networks of its carrier partners. The Company’s operations rely to a significant degree on the efficient and uninterrupted operation of complex technology systems and networks, which are in some cases integrated with those of third parties. The Company’s networks and technology systems are potentially vulnerable to damage or interruption from a variety of sources, physical or logical, including damage or interruption by fire, earthquake, power loss, telecommunications or computer systems failure, cyber attack, human error, terrorist acts, war or other events. The Company continues to work to develop, implement and test its Business Continuity Plan and there can be no assurance that the measures taken by the Company to date, or measures implemented by the Company upon completion of its Business Continuity Plan, to manage risks related to network disruptions will be adequate or that the redundancies built into the Company’s systems and network operations will work as planned in the event of a disaster. As the Company’s subscriber base continues to grow, additional strain will be placed on the technology systems and networks, thereby increasing the relative risk of a network disruption. The Company has experienced network disruptions and, any outage in a network or system, or other unanticipated problem that leads to an interruption or disruption of the BlackBerry service could have a material adverse effect on the Company’s operations, sales and operating results. As the Company moves to support more applications or services, the expense to establish and maintain a resilient network services capability may significantly increase.
In addition, poor performance in or disruptions of the services that the Company delivers to its customers could harm its reputation, delay market acceptance of its services and subject it to liabilities. The Company enters into service level agreements (“SLAs”) with certain customers. The SLAs specify the events constituting “down time” and the actions that the Company will take to rectify or respond to such down time, including in certain cases, the payment of financial penalties. Failure to comply with SLAs may have a material adverse effect on RIM’s business, operating results and financial condition.

The occurrence or perception of a breach to the Company’s security measures or an inappropriate disclosure of confidential or personal information could harm its business.
The BlackBerry service involves the transmission of business-critical, proprietary and confidential information for customers and provides the Company with access to confidential or personal information and data. If the security measures that the Company or its partners has implemented are breached or if there is an inappropriate disclosure of confidential or personal information or data, including as a result of a security breach relating to hardware or software, the Company could be exposed to litigation, possible liability and statutory sanctions. Even if the Company was not held liable, a security breach or inappropriate disclosure of confidential or personal information and/or data could harm its reputation, and even the perception of security vulnerabilities in the Company’s products could lead some customers, particularly governmental customers, to reduce or delay future purchases or to purchase competitive products or services. In addition, the Company may be required to invest additional resources to protect the Company against damages caused by these actual or perceived disruptions or security breaches in the future.
If the Company does not effectively control the production process or the quality of its products, the Company’s sales could be affected.
The Company has its own production facility, and its sales and operating profits could be adversely affected if the Company fails to manage its manufacturing and logistics efficiently or to ensure that its products meet customers’ quality standards. The Company may experience difficulties in increasing or decreasing production at its facilities, adopting new processes and finding the most effective and timely way to develop the best solutions to meet the technical requirements of its customers and of regulatory authorities. These difficulties may increase as the Company continues to manufacture an increasing number of different products. In addition, the Company is outsourcing certain of its manufacturing requirements to third parties. The failure by the Company, or any third party to which they in turn outsource RIM’s manufacturing requirements, to manage production and supply of the Company’s products successfully, including the failure to meet scheduled production and delivery deadlines, or the failure of products to meet the product quality requirements of customers, could materially adversely affect the Company’s financial condition, strategic partnerships and future prospects.
The Company relies upon third parties to manufacture and repair its products and it is exposed to the risk that these third parties may not be able to satisfy its manufacturing needs on a timely basis or to an appropriate quality standard.
The Company relies on third parties to outsource the production of certain of its devices. Third party manufacturers may not be able to satisfy the Company’s manufacturing needs on a timely basis. In addition, the Company may not be able to obtain substitute manufacturers when and if needed. Although the Company believes that substitute manufacturers are available, its inability to retain these substitutes quickly or cost-effectively could materially impair its ability to supply devices to its end-users. The Company’s reliance on outsourcing to third parties may involve a number of other risks, including:

•	absence of guaranteed manufacturing;
•	concerns regarding quality control;
•	reduced control over RIM’s intellectual property;
•	reduced control over delivery schedules and costs; and
•	early termination of, or failure to renew, contractual arrangements.
Although the Company believes that the third party manufacturers have sufficient economic incentive to perform the Company’s manufacturing, the resources devoted to these activities by these third parties is not within the Company’s control, and there can be no assurance that manufacturing problems will not occur in the future. Insufficient supply or an interruption or stoppage of supply from such third party manufacturers or the Company’s inability to obtain additional manufacturers when and if needed, could have a material adverse effect on the Company’s business, results of operations and financial condition.
The Company relies on its suppliers to supply functional components and is exposed to the risk that these suppliers will not be able to supply components on a timely basis.
The Company’s manufacturing activity depends on obtaining adequate supplies of functional components, such as displays, semi-conductors, batteries, printed circuit boards, plastics, tooling equipment and flash memory, on a timely basis. The Company purchases several key components and licenses certain software used in the manufacture and operation of its products from a variety of sources. Some components come from sole source suppliers, including where the Company has outsourced various sub-assemblies and finished products. From time to time, shortages in allocations of components have resulted in delays in filling orders, and the Company is dependent on these sources to meet the Company’s needs. Alternative sources are not always available. Moreover, the Company depends on, but has limited control over, the quality and reliability of the products supplied or licensed to the Company. If the Company cannot supply products due to a lack of components, or is unable to redesign products with other components in a timely manner, the Company’s business will be significantly harmed. A supplier could also discontinue or restrict supplying components or licensing software to the Company with or without penalty. If a supplier discontinued or restricted supplying a component or licensing software, the Company’s business could be harmed by the resulting product manufacturing and delivery delays. In addition, if a component supplier failed to meet the Company’s supplier standards, such as the Company’s product quality standards, and as a consequence some of its products were unacceptable to the Company, the Company’s sales and operating results could be adversely affected. A supplier could also file for bankruptcy or experience damage or interruption in their operations due to fire, earthquake, power loss, telecommunications or computer systems failure, human error, terrorist acts, war or other events, which would have an adverse financial impact on the Company.
The Company generally uses rolling forecasts based on anticipated product orders to determine component requirements. Lead times for materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for particular components. As the number of different products manufactured by the Company and its outsourcing partners, increases, it is increasingly difficult to estimate component requirements. If the Company overestimates its component requirements, it may result in excess inventory, which would increase the risk of obsolescence. If the Company underestimates component requirements, it may have inadequate inventory, which could interrupt manufacturing operations and delay delivery of products. Any of these occurrences could have a material adverse effect on the Company’s business, operating results and financial condition.
Defects in the Company’s products and services can be difficult to detect. If defects occur, they could have a material adverse effect on the Company’s business.
The Company’s products and services are highly complex and sophisticated and may contain design defects or errors that are difficult to detect and correct. Errors or defects may be found in new products or services after commencement of commercial shipments or provision of such services and, if discovered, the Company may not be able to successfully correct such errors or defects in a timely manner or at all. The occurrence of errors and failures in the Company’s products or services could result in loss of or delay in market acceptance of its products or services and may harm the Company’s reputation, and correcting such errors and failures in its products or services could require significant expenditure by the Company. As the Company’s products are integrated into its customers’ networks and equipment, the sale and support of these products may entail the risk of product liability or warranty claims based on damage to such networks and equipment. In addition, the failure of the Company’s products or services to perform to customer expectations could give rise to product liability claims and warranty claims. The consequences of such errors, failures and claims could have a material adverse effect on the Company’s business, operating results and financial condition.
The Company is subject to risks inherent in foreign operations.
Sales outside North America represented approximately 29.0% of revenues in fiscal 2009. The Company intends to continue to pursue international market growth opportunities, which could result in a scenario where international sales continue to account for an increasing portion of the Company’s consolidated revenues. The Company has committed, and intends to commit, significant resources to its international operations and sales and marketing activities. The Company maintains offices in Canada, the United States, the United Kingdom, Japan, Hong Kong, France, India, Italy, Germany, Australia, Brazil, Singapore, Mexico, Spain and China, and expects to open additional offices in other countries. The Company has limited experience conducting business outside of North America, and it may not be aware of all the factors that may affect its business in foreign jurisdictions. The Company will be subject to a number of risks associated with international business activities that may increase liability, costs, lengthen sales cycles and require significant management attention. International operations carry certain risks and associated costs, such as:
•	the complexities and expense of administering a business abroad;
•	complications in compliance with, and unexpected changes in foreign regulatory requirements, including requirements relating to content filtering;
•	foreign laws, international import and export legislation;
•	trading and investment policies;

•	consumer protection laws that impose additional obligations on the Company or restrict the Company’s ability to provide limited warranty protection;
•	corruption, requests for improper payments or other actions that may violate U.S. or Canadian foreign corrupt practices acts, uncertain legal enforcement and physical security;
•	foreign currency fluctuations;
•	exchange controls;
•	tariffs and other trade barriers;
•	difficulties in collecting accounts receivable;
•	potential adverse tax consequences;
•	uncertainties of laws and enforcement relating to the protection of intellectual property or secured technology;
•	unauthorized copying of software;
•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs; and
•	other factors, depending upon the country involved.
There can be no assurance that the Company will not experience these factors in the future or that they will not have a material adverse effect on the Company’s business, operating results and financial condition.
The Company is subject to government restrictions on the sale of products and services that use encryption technology.
Various countries have adopted controls, license requirements and restrictions on the export, import, and use of products or services that contain encryption technology. In addition, from time to time, governmental agencies have proposed additional requirements for encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Restrictions on the sale or distribution of products or services containing encryption technology may prevent the Company from selling or distributing the BlackBerry solution in certain markets or may require the Company to make changes to the encryption technology that is embedded in its products to comply with such restrictions. Government restrictions, or changes to the Company’s products or services to comply with such restrictions, could delay or prevent the acceptance and use of the Company’s products and services. Some of the Company’s competitors do not have the same level of encryption in their technology and some foreign competitors may be subject to less stringent controls on the export, import, and use of encryption technologies in certain markets. As a result, these competitors may be able to compete more effectively than the Company can in those markets. In addition, the United States, Canada and other countries have imposed export controls that prohibit the export of encryption technology to certain countries, entities and individuals. The Company’s failure to comply with export, import, and use regulations concerning encryption technology could subject the Company to sanctions and penalties, including fines, and suspension or revocation of export or import privileges.
The Company is exposed to fluctuations in foreign currencies.
The Company is exposed to foreign exchange risk as a result of transactions in currencies other than its U.S. dollar functional currency. The majority of the Company’s revenue and purchases of raw materials are denominated in U.S. dollars. However, some revenue, a substantial portion of operating costs, including salaries and manufacturing overhead, as well as capital expenditures, are incurred in other currencies, primarily Canadian dollars. If the Canadian dollar appreciates relative to the U.S. dollar, the Company’s Canadian dollar denominated expenses will increase when translated to U.S. dollars for financial reporting purposes. The significant foreign exchange rate fluctuations experienced in fiscal 2009 materially affected the Company’s operating results in fiscal 2009 and may materially affect the Company’s operating results in future periods. For more details, please refer to the discussion of foreign exchange, income taxes and the Company’s use of non-GAAP financial measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended February 28, 2009.
The Company may not be able to manage growth and ongoing development of service and support operations.
The Company has experienced a period of significant growth in sales and personnel. Revenues have increased to $11.07 billion in fiscal 2009, from $6.01 billion in fiscal 2008. The rapid growth of the Company’s operations places a strain on managerial, financial and human resources. The Company’s ability to manage future growth will depend in large part upon a number of factors, including the Company’s ability to:
•	increase the number of network carrier partners to create new marketplaces for the Company’s products and services;
•	attract and retain qualified technical personnel in order to continue to develop reliable and flexible products and provide services that respond to evolving customer needs;
•	develop support capacity for end-users and network carriers as sales increase, so that the Company can provide post-sales support without diverting resources from product development efforts; and
•	expand the Company’s internal management and financial controls and administrative processes significantly, so that the Company can maintain control over its operations and provide support to other functional areas as the number of personnel and size of the Company increases.

The Company’s inability to achieve any of these objectives could harm the Company’s business, financial condition and results of operations.
Although sales of BlackBerry smartphones to network operators, strategic partners and corporate partners continue to generate significant revenue streams, the Company is earning an increasing amount of its revenues from recurring monthly access fees from BlackBerry service and the licensing of BlackBerry software (BES and CALS). The Company expects future additional growth to come from its prosumer/consumer offerings through BIS. The growth in the Company’s services and software licensing operations will require ongoing development of service and support operations, including hiring and training employees and developing corporate standards and systems. Management systems will need to be continually enhanced and upgraded as the Company continues to increase its BlackBerry customer base, and the Company will need to increase or re-allocate the number of employees and facilities dedicated to customer service, fulfillment, financial and non-financial reporting, billing and other administrative functions. There can be no assurance that the Company has made adequate allowances for the costs and risks associated with the expansion of these service offerings, that the systems, procedures or controls will be adequate to support its operations, or that the Company will be able to offer and expand its service offerings successfully. There can be no assurance that the Company will be able to manage its growth or its shift in business revenues effectively.
Acquisitions, investments and other business initiatives may negatively affect the Company’s operating results.
The Company has acquired, and continues to seek out opportunities to acquire or invest in, businesses, products and technologies that expand, complement or are otherwise related to the Company’s current business. These activities create risks such as the need to integrate and manage the businesses and products acquired with the business and products of the Company, additional demands on the Company’s management, resources, systems, procedures and controls, disruption of the Company’s ongoing business, and diversion of management’s attention from other business concerns. Such acquisitions, investments or other business collaborations may involve significant commitments of financial and other resources of the Company. An acquisition may have an adverse effect on our cash position if all or a portion of the purchase price is paid in cash, and common shares issuable in an acquisition would dilute our existing shareholders’ percentage ownership. Any such activity may not be successful in generating revenue, income or other returns to the Company, and the financial or other resources committed to such activities will not be available to the Company for other purposes. In addition, the acquisitions may involve unanticipated costs and liabilities, including possible litigation, that are not covered by the indemnity or escrow provisions of the acquisition agreement. The Company’s inability to address these risks could negatively affect the Company’s operating results.
The Company operates in a highly competitive industry.
The Company is engaged in an industry that is highly competitive and rapidly evolving, and has experienced, and expects to continue to experience, intense competition from a number of companies. No technology has been exclusively or commercially adopted as the industry standard for wireless communication. Accordingly, both the nature of the competition and the scope of the business opportunities afforded by the market in which the Company competes is uncertain. The Company’s competitors, including many new market entrants, may implement new technologies before the Company does. In addition, the Company’s competitors may deliver new products and solutions earlier, or provide more attractively priced, enhanced or better quality products and solutions than the Company does.
The Company also expects that additional competition will develop, both from existing businesses in the wireless data communications industry and from new entrants, as demand for wireless access products and services expands and as the market for these products and services becomes more established. In addition, network infrastructure developers, independent software vendors, smartphone vendors, PC or PDA vendors, internet application vendors or key network operators may seek to provide integrated wireless solutions that compete with the Company’s products. The impact of competition could result in price reductions, fewer customer orders, lost market share and reduced gross and operating margins. There can be no assurance that the Company will be able to compete successfully and withstand competitive pressures.
Many of the Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company does. There can be no assurance that the Company will be able to compete effectively with these companies.
In addition, to the extent that the Company licenses its technology to enable other device manufacturers to equip their devices with BlackBerry functionality, including RIM’s push technology, such action may have the effect of impacting demand for RIM’s wireless devices.
The Company may be required to reduce its prices to compete successfully.
The intensely competitive market in which the Company conducts its business and the current economic uncertainty may require it to reduce its prices. If the Company’s competitors offer deep discounts on certain products or services in an effort to recapture or gain market share, to reduce inventory levels or to sell other products and services, the Company may be required to lower prices or offer other favorable terms to compete successfully. Any such changes could reduce the Company’s margins and could adversely affect the Company’s operating results. The Company’s recent entry into the consumer market may intensify this risk due to the broader choice of smartphones and other devices offered by multiple vendors in this market segment.
Mergers or other strategic transactions by the Company’s competitors or carrier partners could weaken the Company’s competitive position or reduce its revenue.
If two or more of the Company’s competitors or carrier partners were to merge or partner, the change in the competitive landscape could adversely affect the Company’s ability to compete effectively. The Company’s competitors may also establish or strengthen co-operative relationships with its carrier partners, sales channel partners or other parties with whom the Company has strategic relationships, thereby limiting the Company’s ability to promote its products and services. Disruptions in the Company’s business caused by these events could reduce revenue and adversely affect the Company’s operating results.

The Company’s future success depends on its existing key personnel, the loss of any of whom could adversely impact its business.
The Company’s success is largely dependent on its continuing ability to identify, attract, develop, motivate and retain skilled employees. Competition for highly skilled management, technical, research and development and other employees is intense in the wireless communications industry and the Company may not be able to attract or retain highly qualified personnel in the future. None of the Company’s officers or key employees is bound by an employment agreement for any specific term. The Company does not maintain key-person life insurance policies on any of its employees. The loss of key employees could disrupt operations and impair the Company’s ability to compete effectively.
The Company’s ability to attract and retain key personnel may be negatively impacted by recent new and proposed regulations relating to equity compensation plans as well as charges to the Company’s policies on granting equity awards.
Historically, RIM has used stock option grants as an important component of employee compensation packages. The Company adopted in fiscal 2007 a fair-value based method to account for share-based payments in accordance with Statements of Financial Accounting Standards 123R — Share-Based Payment that requires the Company to record a charge to earnings for stock option grants. Regulations such as these may make it more difficult to grant stock options, or other stock-based compensation, and may lead to increased reported compensation costs, a need to change the Company’s compensation system or make it more difficult for the Company to attract, retain and motivate employees. In addition, restrictions on the Company’s ability to grant stock options to new employees under its policy on granting equity awards, which provides for quarterly grants of stock options except in limited and exceptional circumstances, may make it more difficult for the Company to attract new employees. These factors could have an adverse impact on the Company’s business and stock price performance.
The Company’s business relies on third-party network infrastructure developers and software platform vendors and is exposed to the risk that these developers will be unable to develop or maintain their network infrastructure or market position.
The Company relies on wireless network infrastructure developers for access to emerging wireless data protocols. In addition, the Company’s business is dependent on the development, deployment and maintenance by third parties of their wireless infrastructure and on their sales of products and services that use the Company’s products. Market acceptance of the Company’s products may also depend on support from third-party software developers and the marketing efforts of value added resellers, Internet service providers and computer manufacturers and distributors. The loss of, or inability to maintain, any of these relationships, or the failure of such third parties to execute or effectively manage their own business plans, could result in delays or reductions in product shipments, which could have a material adverse effect on the Company’s business, operating results and financial condition.

The Company has designed BES to be used with Microsoft Exchange, Lotus Notes and Novell GroupWise. The functionality of BlackBerry smartphones sold to corporate customers will depend on continued growth in the number of businesses that adopt Microsoft Exchange, Lotus Notes and Novell GroupWise as their email and server solutions. If the number of businesses that adopt these platforms fails to grow or grows more slowly than we currently expect, or if Microsoft, Lotus or Novell delay or fail to release new or enhanced products, or announce new incompatible products, RIM’s revenues from BlackBerry corporate customers could be materially adversely affected.
A significant portion of the Company’s assets are held in cash, cash equivalents, short-term or long-term investments, all of which are subject to market and credit risk.
The Company had a total balance of cash, cash equivalents, short term investments and long-term investments of $2.24 billion as at February 28, 2009, compared to $2.34 billion as at March 1, 2008. The Company’s investment income decreased by $1.1 million to $78.3 million in fiscal 2009 from $79.4 million in fiscal 2008. The decrease primarily reflects the decrease in yields due to lower interest rates compared to the prior year, offset partially by an increase in the average cash and cash equivalents, short-term investments and long-term investment balances throughout fiscal 2009 compared to the prior year and the gain on sale of investments in fiscal 2009. Cash equivalents, short term and other investments are invested in debt securities of varying maturities. Consequently, the Company is exposed to interest rate risk and its operating results may be materially adversely affected by changes in interest rates. The fair value of short term and other investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates.
Additionally, the Company is exposed to market and credit risk on its investment portfolio. While the Company’s investment policies include investing in liquid, investment-grade securities and limiting investments in any single issuer, there can be no assurance that such investment policies will reduce or eliminate market or credit risks. See “Financial Condition” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for fiscal 2009 for a discussion of certain liquidity issues relating to the Company’s investments in auction rate securities, structured investment vehicles and fixed income securities maintained in an investment account with Lehman Brothers International (Europe).
Any impairment in the value of its goodwill, intangible assets and other assets will require the Company to take a charge against earnings that may negatively impact the Company’s results.
RIM regularly conducts an analysis of its goodwill and intangible assets. If significant impairment is determined as a result of this analysis, the Company would be required to record a corresponding non-cash impairment charge against earnings. Depending on the magnitude of such a charge, RIM’s share price could be negatively affected.

Government regulation of wireless spectrum and radio frequencies may provide opportunities for competitors or limit industry growth.
The allocation of radio frequencies around the world is regulated by government bodies and there is limited spectrum available for use in the delivery of wireless services. If there is insufficient spectrum allocated to the delivery of wireless communications services, the Company’s growth and financial performance could be adversely impacted. In addition, deregulation of spectrum may allow new wireless technologies to become viable, which could offer competition to the Company’s products and services.
The sale of the Company’s products is dependent upon the continued use and expansion of the Internet.
Increased sales of the Company’s products and services will depend, in part, upon the expansion of the Internet as a leading platform for communication and commerce. Usage of the Internet may be inhibited for a number of reasons. The Internet infrastructure may not be able to support the demands placed on it by continued growth and may lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. In addition, concern about the transmission of confidential information over the Internet has been a significant barrier to electronic communications and commerce. Any well-publicized compromise of security could deter more people from using the Internet to transmit confidential information or conduct commercial transactions. The possibility that federal, state, provincial, local or foreign governments may adopt laws or regulations limiting the use of the Internet, or the use of information collected from communications or transactions over the Internet, or may seek to tax Internet commerce, could significantly reduce the use of the Internet. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for the Company’s products and services may be materially adversely affected.
The Company is subject to regulation, certification and health risks that could affect its business.
The Company’s products must be approved by the Federal Communications Commission, or the FCC, before they can be used in commercial quantities in the United States. The FCC requires that access devices meet various standards, including safety standards with respect to human exposure to electromagnetic radiation and basic signal leakage. Regulatory requirements in Canada, Europe, Asia and other jurisdictions must also be met. Although the Company’s products and solutions are designed to meet relevant safety standards and recommendations globally, any perceived risk of adverse health effects of wireless communication devices could materially adversely affect the Company through a reduction in sales.
In addition to regulatory approvals, product manufacturers must obtain certification from the networks upon which their products operate. Failure to maintain regulatory approvals or network certifications for the Company’s current products or a failure to obtain required regulatory approvals or network certifications for any new products on a timely basis could have a material adverse effect on the Company’s business, operating results and financial condition.

Allegations of possible health or other risks relating to the use or misuse of the Company’s products, or lawsuits and publicity related to such allegations, regardless of merit, could negatively affect the Company’s operations by decreasing demand for its products or requiring the Company to devote resources to address such matters.
There has been public speculation about possible health risks to individuals from exposure to electromagnetic fields from the use of mobile devices. While scientific research conducted by independent research bodies has found no evidence that radio signals pose a threat to human health at levels prescribed by public health authority standards and recommendations, government agencies, international health organizations and other scientific bodies continue to conduct research on the topic, and there can be no assurance that future studies, irrespective of their scientific basis, will not suggest a link between electromagnetic fields from mobile devices and adverse health effects. Other mobile device manufacturers and cellular services providers have been named in lawsuits alleging that the use of mobile devices poses a risk to human health and that radio emissions have caused or contributed to the development of brain tumors. Other users of mobile devices with multimedia functions, such as MP3 players, have claimed that the use of such products has contributed to or resulted in hearing loss or other adverse health effects. In addition, users of the Company’s products who disregard the Company’s warnings about using the products while operating a motor vehicle or who use after-market accessories, such as batteries, that are not subject to the Company’s quality control procedures may also be at risk of bodily harm. The perception of risk to human health or other risks could adversely affect the demand for the Company’s products and allegations of risks relating to the Company’s products could result in litigation, which could distract management or result in liabilities for the Company, regardless of the merit of such claims.
The Company’s worldwide operations subject it to income and other taxes in many jurisdictions, and the Company must exercise significant judgment in order to estimate its worldwide financial provision for income taxes. There can be no assurances that the Company’s historical provisions and accruals for income and other taxes will be adequate.
The Company is subject to income and other taxes in Canada and numerous foreign jurisdictions. Significant judgment is required in determining its worldwide liability for income and other taxes. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although the Company believes that its tax estimates are reasonable, there can be no assurances that the final determination of any tax audits will not be materially different from that which is reflected in historical income and other tax provisions and accruals. Should additional taxes be assessed as a result of an audit, litigation or changes in tax laws, there could be a material adverse effect on the Company’s current and future results and financial condition.
The Company’s future effective tax rate will depend on the relative profitability of the Company’s domestic and foreign operations, the statutory tax rates and taxation laws of the related tax jurisdictions, the tax treaties between the countries in which the Company operates, and the timing of the release, if any, of the valuation allowance.

The market price of the Company’s common shares may be volatile.
The market price of the Company’s outstanding common shares has been volatile in the past, and may continue to be in the future, due in part to highly volatile markets generally, particularly for technology company shares. A variety of events, including, news announcements by the Company or its competitors, trading volume, general market trends for technology companies and other factors, could result in wide fluctuations in the market price for its common shares. The Company’s share price may also be affected by factors such as the performance of other technology companies, announcements by or results of RIM’s competitors, results of existing or potential litigation, updates to forward-looking financial guidance, and announcements regarding new products and services.
The Company’s quarterly financial results and the growth of its subscriber base are difficult to forecast and such results and growth may not meet the expectations of analysts or investors, which would contribute to the volatility of the market price of the Company’s common shares. The Company’s financial results may not follow any past trends. The Company’s sales may also be impacted by current economic factors which more significantly impact other specific industry sectors, such as the financial, government and legal services sectors. These sectors have represented the Company’s largest end user concentration to date. The Company’s operating expenses are based on anticipated revenue levels, are relatively fixed in the short term to medium term and are incurred throughout the quarter; thus, fluctuations in operating expenses are likely. Significant unanticipated sales and marketing, R&D, IT, professional and other costs may be incurred in a single quarter which will affect results. Additionally, many of the Company’s products are subject to long sales cycles. As a result, if expected revenues are not realized as anticipated, or if operating expenses are higher than expected, the Company’s quarterly financial results could be materially adversely affected. These factors can make it difficult to predict the Company’s quarterly financial results.
In addition, the Company relies on the individual carriers to instruct the Company to create subscriber accounts and determines whether the subscriber account should have an active status. That carrier is charged a service fee for each subscriber account each month. If a carrier instructs the Company to deactivate a subscriber account, then the Company no longer includes that subscriber account in its BlackBerry subscriber account base and ceases billing the carrier with respect to such account from the date of its deactivation. On a quarterly basis, the Company may make an estimate of pending deactivations for certain carriers that do not use a fully-integrated provisioning system. It is, however, each carrier’s responsibility to report changes to its subscriber account status on a timely basis to the Company. The Company’s failure to meet the expectations of analysts or investors as a result of difficulties in predicting the growth rate in its subscriber base may further contribute to the volatility of the market price of its common shares.
There could be adverse tax consequence for the Company’s shareholders in the United States if the Company is or was a passive foreign investment company.
Under U.S. federal income tax laws, if a company is, or for any past period was, a passive foreign investment company, or PFIC, there could be adverse U.S. federal income tax consequences to U.S. shareholders even if the Company is no longer a PFIC. The determination of whether the Company is a PFIC is a factual determination made annually based on various facts and circumstances and thus is subject to change, and the principles and methodology used in determining whether a company is a PFIC are subject to interpretation. While the Company does not believe that it is currently or has been a PFIC, there can be no assurances that the Company was not a PFIC in the past and will not be a PFIC in the future. U.S. shareholders are urged to consult their tax advisors concerning U.S. federal income tax consequences of holding the Company’s common shares if RIM is or has been considered a PFIC.
The Company’s charter documents enable its directors to issue preferred shares which may prevent a takeover by a third party.
The Company’s authorized share capital consists of an unlimited number of common shares, an unlimited number of class A common shares and an unlimited number of preferred shares, issuable in one or more series. The Company’s Board of Directors has the authority to issue preferred shares and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including dividend rights, of these shares without any further vote or action by shareholders. The rights of the holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future. The Company’s ability to issue preferred shares could make it more difficult for a third party to acquire a majority of the Company’s outstanding voting shares, the effect of which may be to deprive the Company’s shareholders of a control premium that might otherwise be realized in connection with an acquisition of the Company.
Continuing risks relating to the Company’s historical stock option granting practices may have a material adverse effect on the Company.
As discussed in greater detail under “Explanatory Note Regarding the Restatement of Previously Issued Financial Statements” in the MD&A for the fiscal year ended March 3, 2007 and Note 4 to the audited consolidated financial statements of the Company for the fiscal year ended March 3, 2007, the Company restated its consolidated balance sheet as of March 4, 2006 and its consolidated statements of operations, consolidated statements of cash flows and consolidated statements of shareholders’ equity for the fiscal years ended March 4, 2006 and February 26, 2005, and the related note disclosures (the “Restatement”), to reflect additional non-cash stock compensation expense relating to certain stock-based awards granted prior to the adoption of the Company’s stock option plan on December 4, 1996 (as amended from time to time, the “Stock Option Plan”) and certain stock option grants during the 1997 through 2006 fiscal periods, as well as certain adjustments related to the tax accounting for deductible stock option expenses. The Restatement was the result of a voluntary internal review (the “Review”) by the Company of its historical stock option granting practices. The Restatement did not result in a change in the Company’s previously reported revenues, total cash and cash equivalents or net cash provided from operating activities.
In February 2009, the Company and certain of its officers and directors entered into settlement agreements with the OSC and SEC to resolve the OSC and SEC investigations relating to the Company’s historical stock option granting practices. The settlement agreements are described in greater detail above under the heading “Legal Proceedings and Regulatory Actions — Regulatory Actions” and in the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended February 28, 2009 under the heading “Restatement of Previously Issued Financial Statements”.

As a result of the events described above, the Company continues to be subject to the following risks:
•	As previously disclosed, the Company was served with an application filed by a pension fund shareholder in Ontario, Canada, which, among other things, sought to commence a shareholder derivative action relating to the Company’s historical option granting practices, and also made certain demands with respect to the conduct and scope of the Review. Such action was settled in the third quarter of fiscal 2008. On November 5, 2007, the Ontario Superior Court of Justice granted an order approving the settlement and issuing a representation order that binds all RIM shareholders to the terms of the agreement, except for those who had opted out. Approximately one hundred shareholders opted out of the settlement. Those who disclosed the number of shares held by them indicated that, combined, the opt-out shareholders hold approximately 27,400 shares (approximately 0.005% of all outstanding shares). However, certain opt-out shareholders did not disclose the number of shares held by them. On December 10, 2007, the Ontario Superior Court of Justice issued an order extending the opt-out deadline to January 22, 2008 for customers of Goldman Sachs Exchange & Clearing L.P., who did not receive notice of the settlement in the initial mailing. As a result of that extension, additional shareholders holding 47,080 shares as at the record date opted out. The total number of shares held by opt-out shareholders who disclosed the number of shares held by them, as at November 19, 2007, therefore increased to 74,480 shares. While that derivative action has been settled, additional lawsuits, including purported class actions and additional derivative actions, may be filed relating to the Company’s stock option granting practices. The amount of time to resolve any such lawsuits is unpredictable, and defending against such lawsuits could require significant additional attention and resources that could otherwise be devoted to the operation of the Company’s business. In addition, an unfavorable outcome in any such litigation could have a material adverse effect on the Company’s business, financial condition and results of operations.

•	The Company could incur significant liabilities in connection with any litigation relating to its stock option granting practices, which liabilities may not be covered by insurance. In addition, the Company may have indemnity obligations (including for legal expenses) for former and current directors, officers and employees, which are described in greater detail in the Management Information Circular.

•	The Company may receive claims by employees who may be subject to adverse tax consequences as a result of errors in connection with stock option grants.
DIVIDEND POLICY
Dividend Policy and Record (Canadian $000’s)
With the exception of a capital dividend of $262 paid on October 27, 1997, RIM has not paid any cash dividends on its common shares to date. The Company will consider paying dividends on its common shares in the future when circumstances permit, having regard to, among other things, the Company’s earnings, cash flows and financial requirements, as well as relevant legal and business considerations.
DESCRIPTION OF SHARE CAPITAL
The Company’s authorized share capital consists of an unlimited number of voting common shares without par value, an unlimited number of non-voting, redeemable, retractable class A common shares without par value, and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares without par value, issuable in series. Only common shares are issued and outstanding.
Common Shares
Each common share is entitled to one vote at meetings of the shareholders and to receive dividends if, as and when declared by the board of directors. Dividends which the board of directors determine to declare and pay shall be declared and paid in equal amounts per share on the common shares and class A common shares at the time outstanding without preference or distinction. Subject to the rights of holders of shares of any class of share ranking prior to the class A common shares and common shares, holders of class A common shares and common shares are entitled to receive the Company’s remaining assets ratably on a per share basis without preference or distinction in the event that it is liquidated, dissolved or wound-up.
Class A Common Shares
The holders of class A common shares are not entitled to receive notice of or attend or vote at any meeting of the Company’s shareholders, except as provided by applicable law. Each such holder is entitled to receive notice of and to attend any meetings of shareholders called for the purpose of authorizing the dissolution or the sale, lease or exchange of all or substantially all of the Company’s property other than in the ordinary course of business and, at any such meeting, shall be entitled to one vote in respect of each class A common share on any resolution to approve such dissolution, sale, lease or exchange. Dividends are to be declared and paid in equal amounts per share on all the class A common shares and the common shares without preference or distinction. Subject to the rights of holders of any class of share ranking prior to the class A common shares and common shares, in the event that the Company is liquidated, dissolved or wound-up, holders of class A common shares and common shares are entitled to receive the remaining assets ratably on a per share basis without preference or distinction. The Company authorized for issuance the class A common shares when the Company was a private company to permit employees to participate in equity ownership. Class A common shares previously issued by the Company to such employees were converted on a one-for-one basis into common shares in December 1996 at the time that the Company became a reporting issuer in the Province of Ontario by filing a prospectus with respect to a special warrant offering completed in the Province of Ontario in 1997. At this time, the Company has no plans to issue further class A common shares.

Preferred Shares
The holders of preferred shares are not entitled to receive notice of or to attend or vote at any meeting of the Company’s shareholders, except as provided by applicable law. Preferred shares may be issued in one or more series and, with respect to the payment of dividends and the distribution of assets in the event that the Company is liquidated, dissolved or wound-up, rank prior to the common shares and the class A common shares. The Company’s board of directors has the authority to issue series of preferred shares and determine the price, number, designation, rights, privileges, restrictions and conditions, including dividend rights, of each series without any further vote or action by shareholders. The holders of preferred shares do not have pre-emptive rights to subscribe for any issue of the Company’s securities. At this time there are no preferred shares outstanding and the Company has no plans to issue any preferred shares.
MARKET FOR SECURITIES OF THE COMPANY
The Company’s common shares are listed and posted for trading on The Toronto Stock Exchange under the symbol “RIM” and are listed on the NASDAQ Global Select Market under the symbol “RIMM”. The volume of trading and price ranges of the Company’s common shares on the NASDAQ Global Select Market and the Toronto Stock Exchange are set out in the following table:

	Common Shares – TSX		Common Shares – NASDAQ
	Price Range	Average Daily	Price Range	Average Daily
Month	(Cdn. $)	Volume	(US$)	Volume
March 2008	$93.00 - $120.61	2,143,030	$93.36 - $118.35	22,085,395
April 2008	$115.80 - $129.15	2,104,282	$111.90 - $127.58	20,885,650
May 2008	$124.75 - $144.52	1,682,533	$122.70 - $144.50	17,661,186
June 2008	$117.42 - $150.30	2,067,771	$116.57 - $148.13	19,338,462
July 2008	$101.82 - $128.15	1,901,368	$101.86 - $124.95	19,507,359
August 2008	$122.01 - $143.98	1,389,885	$115.88 - $135.00	14,908,229
September 2008	$62.50 - $133.79	2,908,771	$60.03 - $124.85	32,006,967
October 2008	$51.21 - $78.49	3,299,064	$40.21 - $68.23	36,305,726
November 2008	$48.01 - $66.88	2,672,240	$38.55 - $57.88	28,571,263
December 2008	$44.23 - $54.76	2,099,976	$35.09 - $44.33	22,484,864
January 2009	$48.83 - $70.07	2,014,119	$40.00 - $56.79	22,571,220
February 2009	$46.50 - $74.50	2,032,200	$37.19 - $60.47	25,892,405
DIRECTORS AND OFFICERS
The Company currently has a board of directors comprised of seven persons. In accordance with the provisions of the OBCA, the directors are authorized from time to time to increase the size of the board of directors, and to fix the number of directors, up to the maximum of 15 persons, as currently provided under the articles of the Company, without the prior consent of the shareholders.
The following table sets forth the name, municipality of residence and, except as provided below, principal occupation during the last five years of each of the Company’s directors and executive officers. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed.

Name, Municipality of Residence and	Director	Position(s) with
Present Principal Occupation	Since	the Company
Mike Lazaridis(3) Waterloo, Ontario President and Co-Chief Executive Officer, RIM	1984	Director, President and Co-Chief Executive Officer

James Estill(2) Guelph, Ontario Corporate Director	1997	Director

John Richardson, FCA(1)(2) Toronto, Ontario Corporate Director	2003	Director

David Kerr(1)(2) Toronto, Ontario Managing Partner, Edper Financial Group (private financial company)	2007	Director

Roger Martin(3) Toronto, Ontario Dean, The Rotman School of Management	2007	Director

Barbara Stymiest, FCA(1) Toronto, Ontario Group Head, Strategy, Treasury and Corporate Services, Royal Bank of Canada	2007	Director

John Wetmore(2)(3) Toronto, Ontario Corporate Director	2007	Director

James L. Balsillie Waterloo, Ontario Co-Chief Executive Officer, RIM	N/A	Co-Chief Executive Officer

Brian Bidulka Burlington, Ontario Chief Accounting Officer, RIM	N/A	Chief Accounting Officer

Robin Bienfait Norcross, Georgia Chief Information Officer, RIM	N/A	Chief Information Officer

Larry Conlee Waterloo, Ontario Chief Operating Officer, Product Development and Manufacturing, RIM	N/A	Chief Operating Officer, Product Development and Manufacturing

Don Morrison Toronto, Ontario Chief Operating Officer, BlackBerry , RIM	N/A	Chief Operating Officer, BlackBerry

David Yach Waterloo, Ontario Chief Technology Officer, Software, RIM	N/A	Chief Technology Officer, Software

Karima Bawa Vancouver, British Columbia Vice President, Legal, RIM	N/A	Vice President, Legal

Notes:

[1]	Member of the Audit Committee.

[2]	Member of the Compensation, Nomination and Governance Committee.

[3]	Strategic Planning Committee.
As at February 28, 2009, the above directors and executive officers of the Company beneficially owned, or controlled or directed, directly or indirectly, over 70 million common shares of the Company representing approximately 12% of the issued and outstanding common shares of the Company.
During the past five years, each of the directors and executive officers of the Company has been engaged in their current principal occupation as specified above except: Mr. David Kerr who prior to August 2006 was Chairman of Falconbridge Ltd; Mr. John Wetmore who was Vice President, Contact Centre Development of IBM Americas and formerly President and Chief Executive Officer of IBM Canada; Ms. Robin Bienfait who prior to January 2007 was Senior Vice President of AT&T Global Network Operations, Network Security and Disaster Recovery, previously Chief Compliance Officer, EH&S and prior to that was Vice President Service Assurance, E-Mtce & IP/Data Systems at AT&T Labs; Mr. Brian Bidulka who prior to March 2007 was Vice President, Corporate Controller of the Company, previous to that he was Vice President, Corporate Finance at Molson Inc., and formerly Vice President, Finance-Operations at Molson Canada; and Mr. David Yach who prior to January 2008 was Senior Vice President, Software and Vice President, Software of the Company.
The Company has an Audit Committee, Compensation Nomination and Governance Committee and Strategic Planning Committee the members of which are noted above. The Company does not have an Executive Committee.
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
Other than set out below, none of the directors or executive officers is, as at the date of this AIF, or was within 10 years before the date of the AIF, a director or chief executive officer or chief financial officer of any company (including RIM) that:
a)	was subject to an order (as defined in Multilateral Instrument 51-102F5 of the Canadian Securities Administrators) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or
b)	was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer, or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer, or chief financial officer.

None of the directors, executive officers or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company,
a)	is, at the date of this Annual Information Form, or has been within 10 years before the date of this AIF, a director or executive officer of any company (including RIM) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or
b)	has, within the 10 years before this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.
On November 7, 2006, as a result of the Company failing to file its second quarter financial statements for fiscal 2007 before the statutory filing deadline of October 17, 2006 a management cease trade order (the “MCTO”) was issued by the OSC that applied to each of the directors and executive officers listed above (other than Messrs. Kerr and Martin) as well as certain of the other Company’s senior officers and certain insiders of the Company. The MCTO prohibited trading in the Company’s securities by its senior officers, directors and certain insiders during the time that the MCTO was in effect. The MCTO was revoked on May 23, 2007 after the required securities filings were made by RIM with the OSC.
In February 2009, the Company and certain of its officers and directors entered into settlement agreements with the OSC and SEC to resolve the OSC and SEC investigations relating to the Company’s historical stock option granting practices. The settlement agreements are described in greater detail above under the heading “Regulatory Actions” and in the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended February 28, 2009.
Audit Committee
The Audit Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. It is the objective of the Audit Committee to maintain free and open means of communications among the Board, the independent auditors and the financial and senior management of the Company.

The full text of the Audit Committee’s Charter is included as Appendix A to this Annual Information Form.
The following are the members of the Committee, each of whom is a director of the Company’s independent and financially literate under Section 1.4 and 1.5 of National Instrument 52-110 of the Canadian Securities Administrators-Audit Committees and independent as that term is defined by the rules and regulations of the Nasdaq Stock Market. The members of the Audit Committee bring significant skill and experience to their responsibilities including professional experience in accounting, business and finance. The specific education and experience of each such member that is relevant to the performance of his responsibilities as a member of the Audit Committee is set out below:
Barbara Stymiest, FCA (Chair) — Ms. Stymiest has an HBA from the Richard Ivey School of Business, University of Western Ontario and FCA from the Institute of Chartered Accountants of Ontario. Ms. Stymiest has been Group Head, Strategy, Treasury and Corporate Services of RBC Financial Group since 2009. Prior to this, Ms. Stymiest has been Chief Operating Officer of RBC Financial Group since 2004. Prior to this, Ms. Stymiest held positions as Chief Executive Officer at TSX Group Inc., Executive Vice-President & CFO at BMO Nesbitt Burns and Partner of Ernst & Young LLP. Ms. Stymiest is currently a Director at RBC Dexia Investor Services Limited, Symcor Inc., the Toronto Rehabilitation Institute, the Canadian Institute for Advanced Research and the Royal Ontario Museum.
John Richardson, B. Comm., MBA, FCA — Mr. Richardson has a Bachelor of Commerce Degree from the University of Toronto, an MBA from the Harvard Business School and FCA from the Institute of Chartered Accountants of Ontario. Mr. Richardson was appointed Chairman of the Ontario Pension Board in July 2004 and retired at the end of his three year term on June 30, 2007. He was a former senior partner of Clarkson Gordon & Co; Executive Vice President of Lonvest Corporation (now London Insurance Group Inc.); President of Great Lakes Power, Deputy Chairman of London Insurance Groups Inc.; Chairman, President and CEO of Wellington Insurance; and Chairman of London Guarantee Insurance Company. Mr. Richardson was a past board member with the Insurance Bureau of Canada and the Facility Association. Mr. Richardson is currently Chairman of Boiler Inspection and Insurance Co. Limited, and a trustee of Armtec Infrastructure Income Fund and Resolve Business Outsourcing Income Fund.
David Kerr, CA — Mr. Kerr has served as a director of RIM since 2007 and is Managing Partner of Edper Financial Corporation, a financial management company. From July 2002, to August 2006, Mr. Kerr was Chairman of Falconbridge Limited (formally Noranda Inc.) and prior to that he was President and Chief Executive Officer of Falconbridge Limited. Mr. Kerr is a director of Brookfield Asset Management Inc.; Can West Global Communications Corp.; Sustainable Developments Technology Canada; Sun Life Financial Corporation; the Toronto Rehabilitation Hospital Foundation; and the Special Olympics Canada Foundation. In the past five years, Mr. Kerr also served as a director of Shell Canada Limited.

The Board has determined that each of Ms. Stymiest, Mr. Richardson and Mr. Kerr is an audit committee financial expert within the meaning of General Instruction B(8)(a) of form 40-F under the U.S. Securities Exchange Act of 1934 as amended. The SEC has indicated that the designation of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liability on such person that are greater than those imposed on members of the Audit Committee and the Board who do not carry this designation or affect the duties, obligations or liability of any other member of the audit committee or the Board.
As set out in the Audit Committee’s charter, the committee is responsible for pre-approving all non-audit services to be provided to the Company by its independent external auditor. The Company’s practice requires senior management to report to the Audit Committee any provision of services by the auditors and requires consideration as to whether the provision of the services other than audit services is compatible with maintaining the auditor’s independence. All audit and audit-related services are pre-approved by the Audit Committee.
Audit Fees
The aggregate fees billed by E&Y, the Company’s independent auditor, for the fiscal years ended February 28, 2009 and March 1, 2008, respectively, for professional services rendered by E&Y for the audit of the Company’s annual financial statements or services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements for such fiscal years were $1,955,000 and $1,777,000, respectively.
Audit-Related Fees
The aggregate fees billed by E&Y for the fiscal years ended February 28, 2009 and March 1, 2008, respectively, for assurance and related services rendered by E&Y that are reasonably related to the performance of the audit review of the Company’s financial statements and are not reported above as audit fees were $108,000 and $124,000. Professional services provided included procedures in support of stock option investigations.
Tax Fees
The aggregate fees billed by E&Y for the fiscal years ended February 28, 2009 and March 1, 2008, respectively, for professional services rendered by E&Y for tax compliance, tax advice, tax planning and other services were $4,000 and $96,000 respectively. Tax services provided included international tax compliance engagements.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
To the Company’s knowledge, there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected us or is reasonably expected to materially affect the Company.

TRANSFER AGENTS AND REGISTRARS
The Company’s transfer agent and registrar in Canada is Computershare Investor Services Inc. of Canada, 100 University Ave., 9th Fl., Toronto, Ontario M5J 2Y1. The co-transfer agent and registrar for the common shares in the United States is Computershare Trust Company, Inc. at its offices in Denver, Colorado.
MATERIAL CONTRACTS
Other than as noted below, the Company has not entered into any material contracts, on or after January 1, 2002, that are required to be filed pursuant to NI 51-102 of the Canadian Securities Administrators. The Company has entered into a licensing and settlement agreement with NTP, Inc. (the “Settlement and Licensing Agreements”) both of which can be found under the Company’s profile on www.sedar.com. The Settlement and Licensing Agreements are summarized in the Company’s material change report filed on SEDAR on March 10, 2006, which is incorporated by reference in the AIF.
INTERESTS OF EXPERTS
Ernst & Young LLP, Chartered Accountants, Licensed Public Accountants, is the external auditor who prepared the Independent Auditors’ Report to Shareholders in respect of the audited annual consolidated financial statements of the Company for the year ended February 28, 2009 and the Report to Shareholders of an Independent Registered Public Accounting Firm on the Company’s internal controls over financial reporting. Ernst & Young LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.
ADDITIONAL INFORMATION & DOCUMENTS INCORPORATED BY REFERENCE
Additional information related to the Company can be found on SEDAR at www.sedar.com. Additional financial information is provided in the Company’s audited consolidated financial statements and the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for the year ended February 28, 2009, which can be found at www.sedar.com.
Additional information, including directors’ and officers’ remuneration and indebtedness to the Company, principal holders of the securities of the Company and securities authorized for issuance under equity compensation plans, is contained in the Company’s most recent management information circular.
The Company will provide to any person, upon request to the Secretary of the Company at 295 Phillip Street, Waterloo, Ontario, N2L 3W8:
(a)  when the securities of the Company are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities:

     (i)  one copy of the current AIF of the Company, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the AIF;
     (ii)  one copy of the comparative consolidated financial statements of the Company for its most recently completed financial year for which financial statements have been filed together with the accompanying reports of the auditors and one copy of the most recent interim consolidated financial statements of the Company that have been filed, if any, for any period after the end of its most recently completed financial year, all prepared in accordance with U.S. GAAP;
     (iii)  one copy of the information circular of the Company in respect of its most recent annual meeting of shareholders that involved the election of directors or one copy of any annual filing prepared instead of that information circular, as appropriate;
(b)  one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above.

GLOSSARY
Set forth below are certain terms defined as they are used in this annual information form:

1xRTT	Single carrier (1X) Radio Transmission Technology. 1xRTT the first phase in CDMA’s evolution to third-generation (3G) technology. 1xRTT networks should allow for greater network capacity (more users; fewer dropped calls) high bit rate packet data transfer.

2.5G and 3G Wireless	Third generation (3G) wireless is a global framework that is implemented regionally in Europe (UMTS), North America (CDMA2000) and Japan (NTT DoCoMo). 3G is designed for high-speed wireless multimedia data and voice. It plans to offer high-quality audio and video and advanced global roaming, which means users would be able to go anywhere and automatically be handed off to whatever wireless system is available. 2.5G is the initial step towards 3G wireless that is currently being implemented around the world. Other names that refer to these wireless protocols include GPRS, 1xRTT, UMTS, EDGE and CDMA 2000.

3GPP	The 3rd Generation Partnership Project (3GPP) is a collaboration agreement that was established in December 1998. The collaboration agreement brings together a number of telecommunications standards bodies. The original scope of 3GPP was to produce globally applicable Technical Specifications and Technical Reports for a 3rd Generation Mobile System based on evolved GSM core networks and the radio access technologies that they support. The scope was subsequently amended to include the maintenance and development of the Global System for Mobile communication (GSM) Technical Specifications and Technical Reports including evolved radio access technologies (e.g. General Packet Radio Service (GPRS) and Enhanced Data rates for GSM Evolution (EDGE)).

AES-256 encryption	AES stands for Advanced Encryption Standard — a symmetric key encryption technology. The BlackBerry implementation of AES algorithm uses a 256-bit encryption key. The larger key size provides for maximum protection of your data.

Analog	Analog transmission uses energy waves to transmit information. In the case of wireless voice transmission, the sound waves of a human voice are converted directly to specific, continuously variable characteristics of a radio wave. Broadcast and telephone transmission have typically used analog technology.

API	Application Programming Interface

ASIC	Application Specific Integrated Circuit

Bluetooth®	Bluetooth is a specification for the use of low-power radio communications to wirelessly link phones, computers and other network devices over short distances.

CAL	A Client Access License gives the user the right to access the services and software of a particular server.

CDMA	Code Division Multiple Access. A method for transmitting simultaneous signals over a shared portion of the spectrum. The foremost application of CDMA is the digital cellular phone technology from QUALCOMM that operates in the 800MHz band and 1.9GHz PCS band. Unlike GSM and TDMA, which divides the spectrum into different time slots, CDMA uses a spread spectrum technique to assign a code to each conversation.

Common Criteria Certification	An internationally approved set of security standards that provide an independent and objective validation of the security of a particular IT solution or product. This certification is accepted by 25 countries under the Common Criteria Recognition Agreement which includes the US, Canada, Germany, France and many others.

DataTAC	A wireless packet-switched network, which evolved from a network developed by IBM and Motorola for their repair crews.

Denial of Service Attack	An attack designed to flood a network with unnecessary traffic in order to prevent legitimate users of a system from having access.

Digital	A way of processing information by storing it as binary numbers. A digital circuit is either on or off, and a digital signal is either present or absent. Contrast with analog.

EDGE	See 2.5G and 3G Wireless Technologies

Ev-Do	Ev-Do is a high-speed network protocol used for wireless Internet data communications. The acronym is short for “Evolution, Data Only” or “Evolution, Data Optimized”. It is one of the major Third Generation, or 3G, wireless standards. Some CDMA 1xRTT carriers are in the process of implementing this protocol on their networks.

FIPS 140-2	A standard that describes U.S. and Canadian Federal government requirements for the design and implementation of a cryptographic module. This requirements outlined within this standard define the criteria that a vendor must follow to implement their cryptographic module at the desired security level. A security system protecting unclassified information must satisfy these requirements.

Firmware	Computer programming instructions that are stored in a read-only memory unit, including flash, ROM, PROM, EPROM and EEPROM, rather than being implemented through software.

GPRS	General Packet Radio Service. An enhancement to the GSM (see below) mobile communications system that supports data packets. GPRS enables continuous flows of IP data packets over the system for such applications as Web browsing and data access. GPRS differs from GSM’s short messaging service, which is limited to messages of 160 bytes in length.

GPS	Global Positioning System

GSM	Global System for Mobile Communications. A digital cellular phone technology based on TDMA that is the predominant system in Europe, but is also used around the world. Operating in the 900MHz and 1.8GHz bands in Europe and the 1.9GHz PCS band in the U.S., GSM defines the entire cellular system, not just the air interface (i.e. TDMA, CDMA). GSM phones use a Subscriber Identity Module (SIM) smart card that contains user account information.

HSPA	High-Speed Packet Access is a family of radio interface standards that will improve the speed and accuracy of traffic over cellular networks. It builds on the existing WCDMA technology that has already been deployed to allow carriers to offer better speeds and larger bandwidth intensive services like streaming audio and video.

HSDPA	High-Speed Downlink Packet Access is a 3G technology in the HSPA family that allows for faster data downloads of up to 14Mbps and improved data traffic handling.

HSUPA	High-Speed Uplink Packet Access is a 3G technology in the HSPA family that allows for faster upload connections up to 5.76Mbps.

Hybrid PBXs	Hybrid PBXs support both traditional Time Division Multiplexed (TDM) phones to VoIP, easing the transition from TDM to VoIP.

iDEN	Integrated Digital Enhanced Network. A wireless communications technology from Motorola that provides support for voice, data, short messages (SMS) and dispatch radio (two-way radio) in one phone. Operating in the 800MHz and 1.5GHz bands and based on TDMA, iDEN uses Motorola’s VSELP (Vector Sum Excited Linear Predictors) vocoder for voice compression and QAM modulation to deliver 64 Kbps over a 25 kHz channel. Each 25 kHz channel can be divided six times to transmit any mix of voice, data, dispatch or text message. Used by various carriers around the globe, Nextel Communications provides nationwide coverage in the U.S.

IM	Instant Messaging is where two or more people communicate in real time utilizing typed text over an electronic network.

ISP	Internet Service Provider. A business that supplies Internet connectivity services to individuals, businesses and other organizations.

ITC	Income Tax Credit

J2ME	Java 2 Platform, Micro Edition. A version of Java 2 for small devices such as PDA’s, phones and handhelds. The Connected Limited Device Configuration (CLDC) provides the programming interface for wireless applications. The Mobile Information Device Profile (MIDP) provides support for a graphical interface, networking and storage. J2ME uses the K Virtual Machine (KVM), a specialized virtual machine for devices with limited memory.

Java	An object-oriented programming language, developed by Sun Microsystems, Inc. Java™ was designed to be secure and platform-neutral such that it can be run on any type of platform, making a Java a useful language for programming Internet applications.

Mobitex	A packet-switched network technology developed by Ericsson Mobile Data Design that consists of fixed and mobile terminals interconnected by the network.

MMS	Multimedia Messaging Service. A standard for telephony messaging systems that allows sending messages that include multimedia objects.

MVS	Mobile Voice Service. BlackBerry MVS converges office desk phones and BlackBerry® smartphones, extending the same mobility advantages the BlackBerry® Enterprise Solution provides for wireless email and data to voice communications.

NOC	Network Operations Centre. A central location for network management. It functions as a control centre for network monitoring, analysis and accounting.

OEM	Original Equipment Manufacturer, a licensee or purchaser of a product who typically resells that product under another trade name, in different packaging, or combined with other products or services. OEM licensing arrangements are sometimes referred to as “private label” licensing.

OTA	Over The Air is the standard for the sending and receiving of applications or software without the need for tethering or downloading. Carriers and OEM’s are able to push applications to a mobile device without the end user initiating any type of process.

PBX	Private Branch Exchange; A private telephone network used within an enterprise. Users share a fixed number of outside lines instead of being provided with one outside line for each individual user. This allows for use of extensions as opposed to direct dial numbers.

PDA	Personal digital assistant, a hand held portable microcomputer.

PIM	Personal Information Management

POP3	POP3 uses the Simple Mail Transfer Protocol. 2.5G — See 2.5G and 3G Wireless

Packet-switched network	A network in which the data to be transmitted is divided into standard-sized packets, each of which is given the receiver’s address. Each of the packets that makes up the transmission travels separately; packets do not have to travel in sequence or by the same paths. When all the packets have arrived at their destination, the receiver reassembles them into the original message.

Prosumer	Prosumer refers to ‘professional consumers’. The prosumer is typically looking to purchase and use professional-level equipment for both their business and personal lives. BlackBerry Prosumer is a hosted wireless email solution for professional consumers that does not include access to the BlackBerry Enterprise Server solution.

ROM	Read Only Memory is a class of storage media used in computers and other electronic devices. Once data has been written to a ROM chip, it cannot be removed and can only be read.

SDK	Software Developers Kit A set of software routines and utilities used to help programmers write an application.

SME	Small and Medium size Enterprise

S/MIME	Secure/Multipurpose Internet Mail Extensions — a protocol that adds digital signatures and/or encryption to the contents of email messages. S/MIME provides for message confidentiality, integrity and authenticity. S/MIME is a vendor independent internet standard for securing email communications and has been widely adopted by government and private sector organizations.

SMS	Short Message Service. A text message service that enables short messages of generally no more than 140-160 characters in length to be sent and transmitted from a wireless device and is broadly supported on cellular phones. SMS was introduced in the GSM system and later supported by all other digital-based mobile communications systems.

SMT	Surface Mount Technology. A production technology whereby components are mounted directly onto the surface of a printed circuit board.

SureType	SureType technology, developed by Research In Motion®, integrates a traditional phone keypad and a familiar QWERTY-style keyboard with intuitive software that “learns” as you type, recognizing word patterns and allowing you to easily enter information. This technology allows you to easily, quickly, and accurately enter words without having to get used to a non-QWERTY-based keyboard layout. SureType also has the ability to recognize character letter sequences that are common in the English language, such as “ing”.

Triple DES Encryption Standard	Triple Data Encryption Standard. A specification for encryption for computer data developed by IBM and adopted by the United States government. DES uses a 56-bit encryption key. Triple DES uses a more sophisticated 112-bit encryption key and is used by the American Banking Association.

UMA	Unlicensed Mobile Access provides a handover sequence between unlicensed spectrum technologies like Wi-Fi and Bluetooth and a carriers’ cellular network.

UMTS	See definition of 3G

VAR	A Value Added Reseller is an entity that adds some feature or “value” to an existing product before sale to the end customer.

WCDMA	See definition of 3G

Wi-Fi	Wireless Fidelity is a generic term for referring to wireless network components that run on the Wi-Fi Alliances IEEE 802.11 wireless standards. The standard was created so that manufacturers could produce wireless equipment that would be compatible with one another.

CHARTER OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF RESEARCH IN MOTION LIMITED

1.  AUTHORITY
     The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Research In Motion Limited (the “Corporation”) is established pursuant to Section 5.03 of the Corporation’s By-law No. A3 and Section 158 of the Ontario Business Corporations Act. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board, and shall serve until the earlier of (i) the death of the member; or (ii) the resignation, disqualification or removal of the member from the Committee or from the Board. The Chair of the Committee shall be a member of the Committee designated by the Board, provided that if the Board does not so designate a Chair, the members of the Committee, by majority vote, may designate a Chair.
     The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present. Any decision or determination of the Committee reduced to writing and signed by all members of the Committee who would have been entitled to vote on such decision or determination at a meeting of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.
2.  PURPOSE OF THE COMMITTEE
     The Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries as well as the oversight of the risk performance and audit function, including risk management frameworks, principles and policies to ensure that management is effectively managing the Corporation’s risks. It is the objective of the Committee to maintain free and open means of communication among the Board, the independent auditors and the financial and senior management of the Corporation.
3.  COMPOSITION OF THE COMMITTEE
     Each member of the Committee shall be an “independent” director within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), the rules of the Nasdaq Stock Market (“Nasdaq”) and National Instrument 52-110 “Audit Committees” of the securities regulators in Canada (the “Canadian Regulators”), and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. A majority of the members of the Committee shall be resident Canadians.
     All members of the Committee shall be financially literate at the time of their election to the Committee. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably expected to be raised by the Corporation’s financial statements. At least one member of the Committee shall be an “audit committee financial expert” with the meaning of Section 407 of Sarbanes-Oxley and the rules promulgated thereunder by the SEC.
     Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm. At least annually, the Committee shall review its performance and the contribution of each of its members. This review will be completed on a confidential basis in conjunction with the annual Board of Directors performance review process.
4.  MEETINGS OF THE COMMITTEE
     The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Chair or any member of the Committee may call meetings of the Committee by notifying the Corporate Secretary of the Corporation. Notice of meetings may be done through any efficient communication medium (i.e. email, facsimile, mail, etc.) provided the notification is capable of being received at least twenty-four (24) hours in advance of the meeting. Each member of the Committee shall be responsible for providing up-to-date contact information to the Corporate Secretary to ensure efficient and timely communication. All independent directors may attend Committee meetings, provided that directors who are not members of the Committee shall not be entitled to vote, nor shall their attendance be counted as part of the quorum of the Committee.
     As part of its purpose to foster open communications, the Committee shall meet at least annually with management and the Corporation’s independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. The Committee will have unrestricted access to management and employees of the Corporation in order to carry out its duties and responsibilities. In addition, the Committee should meet or confer with the independent auditors and management to review the Corporation’s financial statements, MD&A, annual and interim earnings press releases and related filings prior to their public release and filing with the Ontario Securities Commission (“OSC”), the SEC or any other regulatory body. The Chair should work with the Chief Accounting Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.
     Minutes of the Committee will be recorded and maintained by the Corporate Secretary and presented to the Committee at the next Committee meeting for approval. The Corporate Secretary,

or his/her designate as approved by the Committee Chair, shall act as secretary for the meetings. For in camera sessions of the Committee without management present, minutes will be recorded and maintained by the Chair of the Committee or his/her designate. Each member of the Board will have access to the minutes of the Committee’s meetings, regardless of whether he or she is a member of the Committee, and the Chair shall report to the Board at its next meeting on the activities, findings and recommendations of the Committee following each meeting. Minutes relating to in camera sessions may be provided to Board members with the consent of the Chair.
5.  DUTIES AND RESPONSIBILITIES OF THE COMMITTEE
     The Committee is responsible for the oversight of the Corporation’s accounting, financial reporting and risk management processes, including (i) the Corporation’s internal controls, and the nomination and appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the work of the Corporation’s independent auditors engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation and (ii) the oversight of the Corporation’s Risk Performance and Audit Group (“RPA Group”) as more particularly detailed below. The independent auditors and the RPA Group, through the Senior Vice-President, Risk Performance and Audit (“SVP, RPA”) or his/her designee must report and otherwise communicate directly to the Committee and are accountable to the Committee. The Committee’s oversight responsibilities include the authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements and resolution of disagreements between management and the independent auditors regarding financial reporting as well as oversight of the annual audit plan of the RPA Group. The Committee shall take such actions as it may deem necessary to satisfy itself that the Corporation’s auditors are independent of management within the meaning of applicable law.
     While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:
Selection and Evaluation of External Auditors
     (1)  Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;
     (2)  Review and approve the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein;
     (3)  Review the performance of the Corporation’s independent auditors, including the lead partner, discuss the timing and process for implementing the rotation of the lead partner, and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;
     (4)  Oversee the independence of the Corporation’s independent auditors by, among other things:

(i)	requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation;

(ii)	reviewing and approving hiring policies concerning partners, employees and former partners and employees of the present and former independent auditors; and

(iii)	actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and take appropriate action to satisfy itself of the auditors’ independence;
     (5)  Instruct the Corporation’s independent auditors that:
(i)	they are ultimately accountable to the Committee;

(ii)	they must report directly to the Committee; and

(iii)	the Committee is responsible for the appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the Corporation’s independent auditors;
     (6)  Review and pre-approve all audit and permitted non-audit services to be provided by the independent auditors to the Corporation, including tax services;
Oversight of Annual Audit and Quarterly Reviews
     (1)  Review and accept, if appropriate, the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year;
     (2)  Confirm through private discussions with the Corporation’s independent auditors and the Corporation’s management that no management restrictions are being placed on the scope of the independent auditors’ work;
     (3)  Review the results of the year-end audit of the Corporation, including (as applicable):
(i)	the audit reports on the Corporation’s financial statements and management’s assessment of internal control over financial reporting, the published financial statements, the management representation letter, the “Memorandum Regarding Accounting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent auditors, any other pertinent reports and management’s responses concerning such memorandum;

(ii)	the qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;
(iii)	the selection and application of the Corporation’s critical accounting policies;
(iv)	the methods used to account for significant unusual transactions;
(v)	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
(vi)	management’s process for formulating sensitive accounting estimates and the reasonableness of these estimates;
(vii)	significant recorded and unrecorded audit adjustments;
(viii)	any material accounting issues among management, the RPA Group (as defined below) and the independent auditors; and
(ix)	other matters required to be communicated to the Committee under applicable auditing standards by the independent auditors;
     (4)  Review the Corporation’s interim financial statements and quarterly earnings press releases and report thereon to the Board before such documents are approved by the Board and disclosed to the public;
     (5)  Review with management and the Corporation’s independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any year-end filings with the SEC, the OSC or other regulatory body;
Oversight of the RPA Group and Quarterly Reviews
     (1)  Review the Committee’s level of involvement and interaction with the Corporation’s RPA Group, including the Committee’s line of authority and role in appointing and compensating employees in the RPA Group;
     (2)  Review and advise on the appointment, replacement, reassignment, or dismissal of the Senior Vice-President, Risk Performance & Audit;

     (3)  Review the performance, effectiveness, degree of independence and objectivity of the RPA Group and the adequacy of its audit process;
     (4)  Review RPA Group reports, as well as management’s response to such reports, and review and approve the annual audit plan of the RPA Group, including the proposed audit universe, priorities, staffing, and, on a quarterly basis, the status of the audit plan and the then current assessment and management of risk;
     (5)  Review the effectiveness of the RPA Group’s methodology relating to its assessment of risks to the Corporation, including the factors considered and the relative weighting of such factors, and consider changes in management’s assessment of risks;
     (6)  Review with management the progress and results of all RPA Group projects, approve procedures for implementing accepted recommendations, and, when deemed necessary or appropriate by the Committee, direct the Corporation’s Co-Chief Executive Officer to assign additional audit projects to the SVP, RPA;
     (7)  Meet privately with the SVP, RPA to discuss any areas of concern, and to confirm that (i) significant issues are brought to the Committee’s attention, (ii) the principal risks of the Corporation’s business have been identified by management and appropriate policies and systems have been implemented to manage such risks, and (iii) the integrity of the Company’s internal control and management information systems are satisfactory;
Oversight of Financial Reporting Process and Internal Controls
     (1)  Review the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures through inquiry and discussions with the Corporation’s independent auditors and management of the Corporation;
     (2)  Review with management the Corporation’s administrative, operational and accounting internal controls and internal control over financial reporting, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;
     (3)  Review with management and the independent auditors any reportable conditions and material weaknesses affecting the Corporation’s internal control and financial reporting;
     (4)  Receive periodic reports from the Corporation’s independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Canadian Institute of Chartered Accountants, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the SEC, the OSC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation;

     (5)  Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent auditors, the RPA Group and management;
Risk Management Matters
     (1)  Discuss guidelines and policies governing processes by which senior management of the Corporation and the relevant departments of the Corporation, including the RPA Group, assess and manage the Corporation’s risks, as well as the Corporation’s major financial risk exposures, and the steps management has taken to monitor, control and disclose such exposures;
     (2)  Oversee, review, and periodically update the Corporation’s Code of Ethics and the Corporation’s system to monitor compliance with and enforcement of the Code of Ethics;
Other Matters
     (1)  Meet at least annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;
     (2)  Review the Corporation’s policies relating to the avoidance of conflicts of interest and review and approve related party transactions as required by the Corporation’s Code of Ethics and applicable laws and listing rules, as well as policies and procedures with respect to officers’ expense accounts and perquisites. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;
     (3)  Review and approve capital and operating expenditure limits on an annual basis and review and approval of any exceptions to such limits proposed by the Corporation from time to time;
     (4)  Oversee areas under the responsibility of management, including the examination of securities trading by insiders;
     (5)  Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose;
     (6)  Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

     (7)  Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.
     With respect to the exercise of its duties and responsibilities, the Committee should:
     (1)  exercise reasonable diligence in gathering and considering all material information;
     (2)  remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions;
     (3)  understand and weigh alternative courses of conduct that may be available;
     (4)  focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;
     (5)  if the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and
     (6)  provide management, the Corporation’s independent auditors and the RPA Group with appropriate opportunities to meet privately with the Committee.
     Nothing in this Charter is intended, or should be determined, to impose on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all members of the Board are subject at law. The essence of the Committee’s responsibilities is to monitor and review the activities described in this Charter to gain reasonable assurance, but not to ensure, that such activities are being conducted properly and effectively by the Corporation.
6.  FUNDING
     The Committee’s effectiveness may be compromised if it is dependent on management’s discretion to compensate the independent auditors or the advisors employed by the Committee. Consequently, the Corporation shall provide for appropriate funding, as determined by the Committee, for payment of any compensation (1) to any independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (2) to any independent counsel or other advisors employed by the Committee.
7.  DISCLOSURE AND REVIEW OF CHARTER
     The charter shall be (1) published in the Corporation’s annual report, information circular or annual information form of the Corporation as required by law; and (2) be posted in an up-to-date format on the Corporation’s web site. The Committee should review and reassess annually the adequacy of this Charter.

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     While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to ensure that the Corporation complies with all laws and regulations.